SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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TELEDYNE TECHNOLOGIES INCORPORATED
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(Name of Person(s) Filing Proxy Statement)

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Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, CA 91360

March 5, 2015

Dear Stockholder:

We are pleased to invite you to attend the 2015 Annual Meeting of Stockholders of Teledyne Technologies Incorporated. The meeting will be held on Wednesday, April 22, 2015, beginning at 9:00 a.m. (Pacific Time), at the Company’s offices at 1049 Camino Dos Rios, Thousand Oaks, California 91360. For your convenience, we are offering a live webcast of the Annual Meeting on our Internet website, www.teledyne.com.

This booklet includes the notice of meeting as well as the Company’s Proxy Statement.

As we did in 2014, this year we are following the Securities and Exchange Commission rule that permits us to furnish proxy materials to our stockholders via the Internet. We believe electronic delivery of our proxy materials will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials. As a result, we are mailing a short Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders instead of a paper copy of our full proxy materials. The Notice contains instructions on how to cast your vote online and how to electronically access our proxy materials, including the Notice of Annual Meeting, Proxy Statement, 2014 Annual Report and a proxy card. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials. If you receive a paper copy of our proxy materials, you may cast your vote by completing the enclosed proxy card and returning it in the enclosed self-addressed, postage-paid envelope, or by utilizing the telephone or Internet voting mechanisms noted on the proxy card.

We know that many of you are unable to attend the Annual Meeting in person. The proxies that we solicit give you the opportunity to vote on all matters that are scheduled to come before the Annual Meeting. Whether or not you plan to attend, you can be sure that your shares are represented by promptly voting and submitting your proxy by phone or by Internet as described in the following materials, or if you request that proxy materials be mailed to you, by completing, signing, dating, and returning your proxy card enclosed with those materials in the postage-paid envelope provided to you.

If you are a stockholder of record and plan to attend the meeting, please indicate so if voting electronically when prompted or mark the “WILL ATTEND” box on your proxy card if voting by mail so that you will be included on our admittance list for the meeting.

Thank you for your investment in our Company. We look forward to seeing you at the 2015 Annual Meeting.

Sincerely,

Robert Mehrabian

Chairman, President and

Chief Executive Officer

TELEDYNE TECHNOLOGIES INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MEETING DATE:	April 22, 2015

TIME:	9:00 a.m. Pacific Time

PLACE:	Teledyne Technologies Incorporated 1049 Camino Dos Rios Thousand Oaks, California 91360

RECORD DATE:	February 27, 2015

AGENDA

1)	Election of a class of three directors for a three-year term;

2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015;

3)	Approval of a non-binding advisory resolution on the Company’s executive compensation (commonly referred to as a “say on pay” resolution); and

4)	Transaction of any other business properly brought before the meeting.

STOCKHOLDER LIST

A list of stockholders entitled to vote will be available during business hours for 10 days prior to the meeting at the Company’s executive offices, 1049 Camino Dos Rios, Thousand Oaks, California 91360, for examination by any stockholder for any legally valid purpose.

ADMISSION TO THE MEETING

Teledyne’s stockholders or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and you plan to attend the meeting, please indicate so if voting electronically when prompted or mark the “WILL ATTEND” box on your proxy card if voting by mail so that you will be included on our admittance list for the meeting. If your shares are held through an intermediary, such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy from your bank or broker or a copy of your account statement.

By Order of the Board of Directors,

Melanie S. Cibik

Senior Vice President, General Counsel

and Secretary

March 5, 2015

YOUR VOTE IS IMPORTANT

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE, OR IF YOU RECEIVE A PAPER PROXY CARD, PLEASE FILL IN, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting Stockholders to be Held on Wednesday, April 22, 2015. Our Proxy Statement and 2014 Annual Report on Form 10-K are available at: www.envisionreports.com/tdy.

PROXY STATEMENT

DEFINED TERMS

In this Proxy Statement, Teledyne Technologies Incorporated is sometimes referred to as the “Company” or “Teledyne”.

PROXY STATEMENT

FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing proxy materials to its stockholders primarily via the Internet, rather than mailing paper copies of these materials to each stockholder. This is known as the “notice and access” method of delivery. The Company believes this process will help it reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which the Company’s stockholders can access these materials. On or about March 11, 2015, the Company will mail to each stockholder (other than those stockholders who previously had requested paper delivery of proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this Proxy Statement and the Company’s 2014 Annual Report on Form 10-K filed with the SEC, on the Internet and how to access a proxy card to vote on the Internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a paper copy of the proxy materials unless you request one. If you would like to receive a paper copy of the proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. The Company may at its discretion voluntarily choose to mail or deliver a paper copy of the proxy materials, including this Proxy Statement and the Company’s 2014 Annual Report on Form 10-K filed with the SEC, to one or more stockholders.

We are offering a live webcast of the Annual Meeting on our Internet website, www.teledyne.com. The webcast of the Annual Meeting will consist of live sound and real-time access to printed material. To access the webcast of the Annual Meeting, a stockholder should log on to www.teledyne.com on Wednesday, April 22, 2015 shortly before 9:00 a.m. (Pacific Time) and follow the instructions provided under the “Investors” section of the website. Stockholders will not be permitted to vote via the Internet during the Annual Meeting nor will they be able to submit questions via the webcast during the questions and answers session.

VOTING PROCEDURES

Who May Vote

If you were a stockholder at the close of business on February 27, 2015, you may vote at the Annual Meeting. On that day, there were 35,298,820 shares of our common stock outstanding.

Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. Our Board of Directors requests your proxy so that your shares will count toward determination of the presence of a quorum and your shares can be voted at the meeting.

Methods of Voting

Stockholders of record can vote in person, by Internet, by telephone or by mail, as described below. If you are a beneficial stockholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Stockholders of record may cast their vote by:

(1)	Attending and voting in person at the Annual Meeting;

(2)	Accessing the Internet website specified in the Notice of Internet Availability of Proxy Materials and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)	Calling the telephone number specified in the Notice of Internet Availability of Proxy Materials and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

If you sign and return your proxy card, but do not make specific selections, your proxy will vote your shares as recommended by the Board.

Revoking Your Proxy

You may change your mind and stockholders of record may revoke a proxy at any time before it is voted at the meeting by:

•	sending a written notice to the Secretary for receipt prior to the meeting that you revoke your proxy;

•	transmitting a proxy dated later than your prior proxy either by mail, telephone or Internet; or

•	attending the Annual Meeting and voting in person or by proxy (except for shares held in the employee benefit plan).

If you are a beneficial stockholder, please refer to the information forwarded by your broker, bank or other holder of record to determine what options are available to you.

Voting By Employee Benefit Plan Participants

Participants who hold common stock in the Teledyne Technologies Incorporated 401(k) Plan may instruct the plan trustee how to vote the shares of common stock allocated to their accounts. You may either (1) sign and return the voting instruction card provided by the plan or (2) transmit your instructions by telephone or Internet. If you do not transmit instructions by 11:59 p.m. (Eastern Time), on April 17, 2015, your shares will not be voted by the plan trustee, except as otherwise required by law.

Voting Shares Held By Brokers, Banks and Other Nominees

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to any proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Pursuant to our Amended and Restated Bylaws, abstentions shall not count as votes “cast”; consequently, abstentions will have no effect on any proposal. With respect to each proposal, broker non-votes have no effect and will not be counted towards the vote total for any proposal, including the election of directors and say on pay. With respect to each proposal, abstentions and broker non-votes will be included in determining the presence of a quorum.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain voting instructions from the institution that holds your shares regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. The only item that is considered routine under the rules of the NYSE to be considered at this year’s Annual Meeting is the ratification of the selection of our independent auditors (Item 2). On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes.

Confidential Voting Policy

We maintain a policy of keeping stockholder votes confidential. Your vote will not be disclosed either within the Company or to third parties except as necessary to meet applicable legal requirements, to allow for the tabulation and calculation of votes, and to facilitate a successful proxy solicitation.

BOARD COMPOSITION AND PRACTICES

Information and Meetings

The Board of Directors directs the management of the business and affairs of the Company as provided in our Amended and Restated Bylaws and pursuant to the laws of the State of Delaware. Except for Dr. Robert Mehrabian, our Chairman, President and Chief Executive Officer, the Board is not involved in day-to-day operations. Members of the Board keep informed about our business through discussions with the senior management and other officers and managers of the Company and its subsidiaries, by reviewing information provided to them, and by participating in Board and committee meetings.

We encourage, but do not require, that all our directors attend all meetings of the Board of Directors, all committee meetings on which the directors serve and the annual stockholders meeting. In 2014, the Board of Directors held seven meetings and acted by written consent three times. During 2014, all directors attended at least 75% of the aggregate number of meetings of the Board and Board committees of which they were members. All of the current directors attended the 2014 Annual Meeting of Stockholders, except for Jane C. Sherburne, who was appointed to our Board after the date of the 2014 Annual Meeting.

Number of Directors

The Board of Directors determines the number of directors, which under our Amended and Restated By-laws must consist of not less than four members and not more than 12 members. The Board has currently fixed the number at 10 members.

Director Terms

The directors are divided into three classes and the directors in each class serve for a three-year term. The term of one class of directors expires each year at the Annual Meeting of Stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced. The Board may also create a new director position in any class and elect a director to hold the newly created position until the term of the class expires.

Directors’ Retirement Policy

On June 1, 2000, we adopted a retirement policy for directors. This policy, as amended, generally requires directors to retire at the Annual Meeting following their 75th birthday. This policy also requires a director to offer to tender his or her resignation if such director has a change in professional status. Mr. Cahouet, age 82, is currently serving through the 2017 Annual Meeting under a waiver granted by the Board. Mr. Crocker, who turned 76 in February 2015, is currently serving through the 2016 meeting under a waiver granted by the Board.

Board Structure

The Board of Directors currently consists of 10 directors, nine of whom are considered independent under existing rules of the NYSE and the SEC. The Chairman of the Board, who is also our President and Chief Executive Officer and is not considered an independent director, presides at meetings of stockholders and Board meetings. The Board has formally designated Charles Crocker, one of our independent directors, to serve as the lead director. The lead director presides in those executive sessions where the non-management or independent directors meet without the Chief Executive Officer. In addition, the Board’s three standing committees consist solely of independent directors.

The Board believes that its current leadership structure effectively allocates authority, responsibility and oversight between management and the independent members of the Board, thus ensuring the Board’s ability to carry out its roles and responsibilities on behalf of the Company’s stockholders. The Board does not have a policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The Board does not believe its independence is compromised by having a single person serve as Chairman and Chief Executive Officer. The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company and the Chairman has no greater or lesser vote on matters considered by the Board. Our non-management directors meet in executive session without management (including the Chief Executive Officer) on a regularly scheduled basis, with the lead director presiding in such sessions.

The Board believes that currently it is in the best interests of the Company and its stockholders to have a single person serve as Chairman and Chief Executive Officer to provide unified leadership and direction and an independent lead director to preside over executive sessions and to serve when the Chairman and Chief Executive Officer is unable to perform the duties of that office. However, consistent with good corporate governance principles, the Nominating and Governance Committee will continue to review periodically this issue to determine whether, based on the relevant facts and circumstances at such future times, separation of the offices of Chairman and Chief Executive Officer would better serve the interests of the Company and its stockholders.

CORPORATE GOVERNANCE

Director Independence

In April 2014, our Nominating and Governance Committee assessed, and our Board determined, the independence of each director in accordance with applicable NYSE and SEC rules, as then in effect, with the exception of Ms. Sherburne, for whom such assessment and determination took place in December 2014. In order to comply with such rules, our Nominating and Governance Committee considered various relationship categories including: whether the director is an employee, amount of stock ownership, and commercial, industrial, banking, consulting, legal, accounting or auditing, charitable and familial relationships, as well as a range of individual circumstances (including social friendships between certain members of the Board). See “Certain Transactions” at page 61. The Nominating and Governance Committee, followed by the Board, determined that each member of our Board of Directors did not have any material relationships with us and was thus independent, with the exception of Dr. Mehrabian, our Chairman, President and Chief Executive Officer. Our management, after reviewing director questionnaires, reported to our Board in February 2015 that information on which the board based its independence assessment in 2014 has not materially changed. The independent directors by name are: Roxanne S. Austin, Frank V. Cahouet, Charles Crocker, Kenneth C. Dahlberg, Simon M. Lorne, Paul D. Miller, Jane C. Sherburne, Michael T. Smith and Wesley W. von Schack. Ruth E. Bruch was an independent director prior to her resignation from the Board for health reasons on August 25, 2014.

The Nominating and Governance Committee, followed by the Board, also determined that each member of our Personnel and Compensation Committee is an “outside director” within the meaning of Rule 162(m) of the Internal Revenue Code and a “non-management director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All of the Board’s standing committees consist only of independent directors.

Corporate Governance and Ethics Guidelines

Our Board of Directors has adopted many “best practices” in the area of corporate governance, including separate standing committees of the Board for each of audit, nominating and governance and personnel and compensation matters, charters for each of the committees, and corporate ethics and compliance guidelines.

Our ethics and compliance guidelines for employees are contained in the Global Code of Ethical Business Conduct. These guidelines apply to all our employees, including our principal executive, financial and accounting officers. Our employees receive annual ethics training and questionnaires are distributed annually to various personnel in an effort to confirm compliance with these guidelines. It is our policy not to waive compliance with these guidelines. We also have a specialized code of ethics for financial executives that supplements the employee guidelines. In addition, we have ethics and compliance guidelines for our service providers.

Our Board of Directors has adopted a code of business conduct and ethics for directors. This code is intended to provide guidance to directors to help them recognize and deal with ethical issues, including conflicts of interest, corporate opportunities, fair dealing, compliance with law and proper use of the Company’s assets. It also provides mechanisms to report possible unethical conduct.

Our Board of Directors has adopted Corporate Governance Guidelines. These Corporate Governance Guidelines were initially developed by our Nominating and Governance Committee and are reviewed at least annually by such Committee. These Corporate Governance Guidelines incorporate practices and policies under which our Board has operated since its inception, in addition to many of the requirements of the SEC and the NYSE. Some of the principal subjects covered by the Corporate Governance Guidelines include:

•	Director qualification standards.

•	Director responsibilities.

•	Director access to management and independent advisors.

•	Director compensation.

•	Director orientation and continuing education.

•	Management succession.

•	Annual performance evaluation of the Board and its Committees.

•	Director retirement and resignations.

•	Role of the lead director.

Copies of our Corporate Governance Guidelines, Global Code of Ethical Business Conduct, Code of Ethics for Financial Professionals, Directors’ Code of Business Conduct and Ethics, Ethics Code of Conduct for Service Providers, Corporate Governance Guidelines and Committee charters are available on our website at www.teledyne.com under “Corporate Information — Governance”. We intend to post any amendments to these documents and any waivers of the provisions thereof related to directors or executive officers on our website. If at any time you would like to receive a paper copy of these documents free-of-charge, please write to Melanie S. Cibik, Senior Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

Risk Management Oversight

The risk oversight function of the Board of Directors is carried out by both the Board and the Audit Committee. As provided in its charter, the Audit Committee meets periodically with management to discuss the Company’s major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Matters of strategic risk are considered by the Board as a whole. At each regularly scheduled meeting of the Audit Committee, our Vice President, Business Risk Assurance reports directly to the Audit Committee on the activities of the Company’s internal audit function. Management also reports to the Audit Committee on legal, tax, finance, accounting and pension matters at least quarterly. The Board is provided with reports on legal matters at periodically scheduled meetings and on other matters related to risk oversight on an as needed basis. In addition, the Audit Committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing.

We have an Enterprise Risk Management Committee, consisting of executive officers and other employees, to identify significant company risks and determine whether we have appropriate risk management policies, practices, and procedures in place. Our Vice President and Treasurer periodically reports to the Audit Committee and the Board of Directors on the progress and results of this program.

Risks Related to Compensation Policies and Practices

The Company and the Personnel and Compensation Committee have undertaken a process to determine whether the Company’s overall compensation program for employees creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. As part of this process, the Company received input and analysis from its independent compensation consultant, Exequity LLP, and management prepared a framework of potential risk and evaluated the Company’s compensation policies in the context of this framework. The results of this evaluation were reviewed by and discussed with the Personnel and Compensation Committee.

We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a balanced mix of long- and short-term compensation incentives, the use of incentive award plans with capped payouts, the use of a diverse mix of performance measures in our incentive award plans and our stock ownership requirements for key officers. In addition, we use our annual business plan as a baseline for our Annual Incentive Plan targets, which the Personnel and Compensation Committee regards as setting an appropriate level of risk taking for the Company. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits. In light of these features of our compensation program and these additional controls, our management and our Personnel and Compensation Committee have concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Sarbanes-Oxley Disclosure Committee

We have a Sarbanes-Oxley Disclosure Committee. Current members include: Wajid Ali, Vice President and Controller; Cynthia Belak, Vice President, Business Risk Assurance; Stephen F. Blackwood, Vice President and Treasurer; Melanie S. Cibik, Senior Vice President, General Counsel and Secretary; Brian A. Levan, Senior Director of Financial Reporting and Assistant Controller; Susan L. Main, Senior Vice President and Chief Financial Officer; S. Paul Sassalos, Associate General Counsel and Assistant Secretary; and Jason VanWees, Senior Vice President, Strategy and Mergers and Acquisitions. Among its tasks, the Disclosure Committee discusses and reviews disclosure issues to help us fulfill our disclosure obligations on a timely basis in accordance with SEC rules and regulations and is intended to be used as an additional resource for employees to raise questions regarding accounting, auditing, internal controls and disclosure matters.

We have a confidential Ethics/Help Line, where questions or concerns about us can be raised confidentially and anonymously. The Ethics/Help line is available to all of our employees, as well as concerned individuals outside the Company. The toll-free help line number is 1-877-666-6968. International dialing instructions are available at www.teledyne.ethicspoint.com. Issues can also be reported via that website.

The receipt of concerns about our accounting, internal controls and auditing matters will be reported to the Audit Committee.

Communications with the Board

Our Corporate Governance Guidelines provide that any interested parties desiring to communicate with our non-management directors, including our lead director, may contact them through our Secretary, Melanie S. Cibik, whose address is: Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360. The Secretary will review each communication received and make a determination as to whether the communication, or a summary thereof, will be forwarded to the Nominating and Governance Committee or other appropriate Board committee or member.

ITEM 1 ON PROXY CARD — ELECTION OF DIRECTORS

The Board of Directors has nominated for election this year the class of three incumbent directors whose terms expire at the 2015 Annual Meeting. The three-year term of the class of directors nominated and elected this year will expire at the 2018 Annual Meeting. So long as the number of nominees does not exceed the number of nominees to be elected (which is three nominees in the case of the 2015 Annual Meeting), each nominee will be elected if the nominee receives the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed the number of votes cast against that nominee. The Board has adopted a policy whereby all director nominees must submit a contingent resignation in writing to the Chairman of the Nominating and Governance Committee. The resignation becomes effective only if the director is not elected by a majority of votes cast and the Board accepts the resignation. The Nominating and Governance Committee or another committee appointed by the Board will recommend to the Board whether to accept or reject the resignation or whether other action should be taken. The Board will act on such committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days following the date of the certification of the election results. The director who was not elected by a majority of votes cast will not participate in the Board’s decision with respect to such resignation. If the number of nominees exceeds the number of directors to be elected, the nominees who receive the highest number of votes cast will be elected.

Unless otherwise instructed, the individuals named as proxies in the proxy card will vote each proxy received by them for the election of the three named nominees. You may withhold authority for the proxies to vote your shares on any or all of the nominees by following the instructions on your proxy card. If a nominee becomes unable to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Board has no reason to believe that any nominee will be unable to serve.

Background information about the nominees and continuing directors follows, including the specific experiences, qualifications, attributes and skills that the Board believes qualifies each of the below named individuals to serve as a director of the Company, in light of the Company’s business and structure.

Nominees — For Terms Expiring at 2018 Annual Meeting (Class I)

Simon M. Lorne Vice Chairman and Chief Legal Officer of Millennium Management LLC Director since 2004 Age: 69	Simon M. Lorne is the Vice Chairman and Chief Legal Officer of Millennium Management LLC, a hedge fund management company. From March 1999 to March 2004, prior to the time he became a Teledyne director, Mr. Lorne was a partner with Munger Tolles & Olson, LLP, a law firm whose services Teledyne has used from time to time. Mr. Lorne has also previously served as a Managing Director, with responsibility for Legal Compliance and Internal Audit of Citigroup/Salomon Brothers and as the General Counsel at the SEC in Washington, D.C. Mr. Lorne served as a director of Opsware, Inc., a provider of data center automation software, from 2000 to 2007. Since 1999, Mr. Lorne has been co-director of Stanford Law School’s Directors’ College. Since 2011, Mr. Lorne has served on the Advisory Council of the Public Company Accounting Oversight Board. Mr. Lorne is a member of our Audit Committee and our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Lorne should serve as a director: his professional background and experience, current and previously held senior-executive level positions, senior level experience at a government regulator, his service on other public and private company boards, his Teledyne board experience, board attendance and participation, and his specialized expertise in finance, mergers and acquisitions, securities laws and corporate governance.

Paul D. Miller Retired Chairman of Alliant Techsystems, Inc. (ATK) Director since 2001 Age: 73	Paul D. Miller was the Chairman of the Board of Alliant Techsystems, Inc. (ATK), an advanced weapon and space systems company, from January 1999 until April 2005 and served as Chief Executive Officer of ATK from January 1999 until October 2004. Prior to retirement from the U.S. Navy in 1994, Admiral Miller served as Commander-in-Chief, U.S. Atlantic Command and NATO Supreme Allied Commander — Atlantic. He is also a director of Donaldson Company, Inc., a manufacturer of filtration systems, and Huntington Ingalls Industries, Inc., a shipbuilding company. Admiral Miller is a member of our Audit Committee and our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Admiral Miller should serve as a director: his executive, professional and military background and experience, current and previously held senior-executive level positions, his service on other public and private company boards, Teledyne board experience, board attendance and participation, his extensive experience with and leadership positions in the defense community, his knowledge of finance, manufacturing, human resources, corporate governance and audit functions and his extensive understanding of strategic planning, tactical business decision making and risk management.

Wesley W. von Schack Chairman of AEGIS Insurance Company and Former Chairman, President and Chief Executive Officer of Energy East Corporation Director since 2006 Age: 70	Wesley W. von Schack is the Chairman of AEGIS Insurance Company, a position he has held since 2007. He currently serves as the lead director and Chairman of the Executive Committee of The Bank of New York Mellon Corporation and serves as the lead director of Edward Lifesciences Corporation, a company engaged in the science of heart valves and hemodynamic monitoring. Dr. von Schack served as Chairman, President and Chief Executive Officer of Energy East Corporation, a diversified energy services company, from 1996 to September 2009. Dr. von Schack served as a director of Mellon Financial Corporation from 1989 to 2007. Dr. von Schack is director emeritus of the Gettysburg Foundation, and is a member of the President’s Council — Peconic Land Trust. Dr. von Schack is a member of our Nominating and Governance Committee and our Personnel and Compensation Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. von Schack should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other private and public company boards, his leadership positions at private foundations, his Teledyne board experience, board attendance and participation, and his extensive experience with companies in the energy, banking, financial asset management sectors and in regulated industries.

The Board of Directors Recommends

a Vote FOR the Election of the Nominees.

Continuing Directors — Terms Expire at 2016 Annual Meeting (Class II)

Charles Crocker Chairman and Chief Executive Officer, Crocker Capital and Retired Chairman and Chief Executive Officer of BEI Technologies, Inc. Director since 2001 Age: 76	Charles Crocker is the Chairman and Chief Executive Officer of Crocker Capital, a private investment company. Mr. Crocker was the Chief Executive Officer of the Custom Sensors and Technologies Division of Schneider Electric until January 2006. Mr. Crocker was the Chairman and Chief Executive Officer of BEI Technologies, Inc., a diversified technology company, from March 2000 until October 2005, when it was acquired by Schneider Electric. Mr. Crocker served as Chairman, President and Chief Executive Officer of BEI Electronics from October 1995 to September 1997, at which time he became Chairman, President and Chief Executive Officer of BEI Technologies, Inc. He serves as a director of ImageWare Systems, Inc., a developer of identity management solutions. From 2003 until 2014, he served as a director of Franklin Resources, Inc., and from 2010 until August 2012, he served as a director of ConMed Healthcare Management, Inc. Mr. Crocker has been Chairman of the Board of Children’s Hospital in San Francisco, Chairman of the Hamlin School’s Board of Trustees and President of the Foundation of the Fine Arts Museums of San Francisco. Mr. Crocker is the Chair of our Personnel and Compensation Committee and a member of our Nominating and Governance Committee. Mr. Crocker serves as our lead director.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Crocker should serve as a director: his professional background and experience, current and previously held senior-executive level positions, his service on other public and private company boards, his Teledyne board experience, board attendance and participation, and his extensive experience with technology companies serving both the commercial and defense sectors.

Robert Mehrabian Chairman, President and Chief Executive Officer of the Company Director since 1999 Age: 73	Robert Mehrabian is the Chairman, President and Chief Executive Officer of Teledyne Technologies Incorporated. He has been the President and Chief Executive Officer of Teledyne since its formation in 1999. He became Chairman of the Board in December 2000. Prior to the spin-off of the Company by Allegheny Technologies Incorporated (ATI) in November 1999, Dr. Mehrabian was the President and Chief Executive Officer of ATI’s Aerospace and Electronics segment since July 1999 and had served ATI in various senior executive capacities since July 1997. Before joining ATI, Dr. Mehrabian served as President of Carnegie Mellon University. From 1992 until April 2014, he served as a director of PPG Industries, Inc. Dr. Mehrabian served as a director of Mellon Financial Corporation from 1994 to 2007 and served as director of its successor The Bank of New York Mellon Corporation until April of 2011. He is a member of The National Academy of Engineering.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Dr. Mehrabian should serve as a director: his leadership skills acquired while serving as the Company’s Chairman, Chief Executive Officer and President, previously held senior-executive level positions at public companies and at academic institutions, his service on public company boards, and his extensive knowledge and understanding of the Company’s business, operations, technology, products and services.

Jane C. Sherburne Principal of Sherburne PLLC Former Senior Executive Vice President, General Counsel and Corporate Secretary of Bank of New York Mellon Director since 2014 Age: 63	Ms. Sherburne is currently principal of Sherburne PLLC, a legal consulting firm providing strategic advice in crisis environments and in connection with regulatory policy developments. From May 2010 to July 2014, Ms. Sherburne served as Senior Executive Vice President, General Counsel and Corporate Secretary of The Bank of New York Mellon Corporation. Ms. Sherburne served as Senior Executive Vice President and Corporate Secretary of Wachovia Corporation from June 2008 to January 2009, during which time Wachovia merged with Wells Fargo & Company. From December 2006 to June 2008, Sherburne was General Counsel of Citigroup Inc.’s Global Consumer Business. From July 2001 to December 2006, Ms. Sherburne was Deputy General Counsel of Citigroup, Inc. Until July 2001, Ms. Sherburne was a litigation partner at the Washington, D.C. law firm of Wilmer, Cutler & Pickering, having joined the firm in 1984. Ms. Sherburne interrupted her private practice from 1994 to 1997 to serve as Special Counsel to the President in the Clinton White House. Ms. Sherburne is Chairman of the Board of the National Woman’s Law Center, a member of the Executive Committee of the Lawyers’ Committee for Civil Rights Under Law, a member of the Board of Trustees of the New York Lawyers for Public Interest, a Trustee of The Constitution Project, a member of the Committee for Economic Development, and a member of the American Law Institute. She also serves on the Council of the Administrative Conference of the United States, to which she was appointed by President Obama in July 2010. Ms. Sherburne is a member of our Audit Committee and our Personnel and Compensation Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Sherburne should serve as a director: her professional background and experience, current and previously held senior-executive level positions, senior level experience in positions in the federal government, and her extensive experience in policy, compliance, corporate governance and government matters and in regulated industries.

Michael T. Smith Retired Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation Director since 2001 Age: 71	Michael T. Smith is the retired Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, having held such positions from October 1997 until May 2001. Mr. Smith is also a director of FLIR Systems, Inc., which produces infrared cameras, thermal imaging software and temperature measurement devices, WABCO Holdings, Inc., which provides electronic and electromechanical products for the automotive industry, and Zero Gravity Solutions, Inc., an agricultural biotechnology company. Mr. Smith was a director of Ingram Micro Corporation, a technology sales, marketing and logistics company, from 2001 until June 2014, Alliant Techsystems, Inc. (ATK), an advanced weapon and space systems company, from 1997 to 2009, and Anteon International Corporation, an information technology and systems engineering solutions company, from 2005 to 2006. Mr. Smith is a member of the Council of Chief Executives and the former chairman of the Aerospace Industries Association, an industry trade organization, and is a charter member of the Electronic Industries Foundation Leadership Council. Mr. Smith is the Chair of our Nominating and Governance Committee and a member of our Audit Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Smith should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, Teledyne board experience, board attendance and participation, and his extensive experience with companies in the aerospace, defense, engineering, communications and manufacturing sectors.

Continuing Directors — Terms Expire at 2017 Annual Meeting (Class III)

Roxanne S. Austin President of Austin Investment Advisors Director since 2006 Age: 54	Ms. Austin is the President of Austin Investment Advisors, a private investment and consulting firm, a position she has held since 2004. From July 2009 through July 2010, Ms. Austin also served as the President and Chief Executive Officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin served as President and Chief Operating Officer of DIRECTV, Inc. from June 2001 to December 2003. She also served as Executive Vice President of Hughes Electronics Corporation (Hughes) and as a member of its executive committee until December 2003. From 1997 to June 2001, Ms. Austin was the Corporate Senior Vice President and Chief Financial Officer of Hughes. Prior thereto, she held various senior financial positions with Hughes. Prior to joining Hughes in 1993, Ms. Austin was a partner at the accounting firm Deloitte & Touche. Ms. Austin is also a director of Target Corporation (having served as the retailer’s interim Board chairwoman during part of 2014), Abbott Laboratories, Telefonaktiebolaget LM Ericsson and AbbVie, Inc. Ms. Austin is a member of our Personnel and Compensation Committee and our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Ms. Austin should serve as a director: her professional background and experience, current and previously held senior-executive level positions, her service on other public and private company boards, Teledyne board experience, board attendance and participation, and her extensive experience in electronics, communications, aerospace, defense and related industries and specialized expertise in public company accounting and mergers and acquisitions and most recently cyber security.

Frank V. Cahouet Retired Chairman and Chief Executive Officer of Mellon Financial Corporation Director since 1999 Age: 82	Frank V. Cahouet served as the Chairman, President and Chief Executive Officer of Mellon Financial Corporation, a bank holding company, and Mellon Bank, N.A., prior to his retirement on December 31, 1998. Mr. Cahouet has served as a director of NBH Holdings Corp., a bank holding company, since 2009. Mr. Cahouet served as a director of Korn/Ferry International, a provider of recruiting services, from 1997 to 2009, and Saint-Gobain Corporation, a manufacturer of glass, ceramics, plastics and cast iron, from 1992 to 2008. Mr. Cahouet is a trustee emeritus of both Carnegie Mellon University and the University of Pittsburgh. He is on the board of regents of Saint Vincent Seminary, a member of the board of trustees for the Historical Society of Western Pennsylvania and a council member of The Pennsylvania Society. He is a director of The World Affairs Council of Pittsburgh and is director emeritus of Extra Mile Education Foundation. In addition, he serves on the Advisory Board of the Little Sisters of the Poor. Mr. Cahouet is Chair of our Audit Committee and a member of our Nominating and Governance Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Cahouet should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public and private company boards, leadership positions with private foundations, Teledyne board experience, board attendance and participation, and his extensive experience in accounting, finance, banking and asset management.

Kenneth C. Dahlberg Retired Chairman of the Board and Former Chief Executive Officer of Science Applications International Corporation (SAIC) Director since 2006 Age: 70	Kenneth C. Dahlberg served as Chief Executive Officer of Science Applications International Corporation (SAIC), a research and engineering firm specializing in information systems and technology, from November 2003 through September 2009, and served as Chairman of the Board of Directors of SAIC from July 2004 until his retirement in June 2010. Prior to joining SAIC, Mr. Dahlberg served as executive vice president of General Dynamics where he was responsible for its Information Systems and Technology Group and prior to that served as President and Chief Operating Officer of Raytheon Systems. Mr. Dahlberg is also a director of Motorola Solutions, Inc., a provider of mission critical communication products and services, and of Parsons Corp., a privately-held engineering, construction, technical and management services firm. Mr. Dahlberg is a member of our Personnel and Compensation Committee and our Audit Committee.

The following experience, qualifications, attributes and/or skills led the Board to conclude that Mr. Dahlberg should serve as a director: his professional background and experience, previously held senior-executive level positions, his service on other public company boards, his Teledyne board experience, board attendance and participation, his extensive experience with companies in the defense industry and his background and experience in design engineering, production, system development and services.

COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Personnel and Compensation Committee. From time to time, our Board of Directors may establish other committees. Each of the Audit Committee, Nominating and Governance Committee and Personnel and Compensation Committee has a written charter that can be accessed on our website at www.teledyne.com under “Corporate Information — Governance”.

Audit Committee

The members of the Audit Committee are:

Frank V. Cahouet, Chair

Kenneth C. Dahlberg

Simon M. Lorne

Paul D. Miller

Jane C. Sherburne (beginning January 1, 2015)

Michael T. Smith

The Audit Committee held six meetings in 2014. Ms. Bruch was a member of the Audit Committee prior to her resignation for health reasons on August 25, 2014.

The primary purpose of the Audit Committee is to assist the Board’s oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualification and the independence of our independent auditor, and the performance of our internal audit function and independent auditor. As provided in its charter, the Audit Committee is directly responsible for the appointment, retention, compensation, oversight, evaluation and termination of our independent auditor (including resolving disagreements between management and the independent auditor regarding financial reporting). The Audit Committee has been designated as the “qualified legal compliance committee.” In carrying out its responsibilities, the Audit Committee undertakes to do many things, including:

•	Retain and approve the terms of the engagement and fees to be paid to the independent auditor.

•	Evaluate the performance of the independent auditor.

•	Receive written periodic reports from the independent auditor delineating all relationships between the independent auditor and us.

•

Review with the independent auditor any problems or difficulties the independent auditor may have encountered and any management letter provided by the independent auditor and our response to that letter.

•	Review our annual audited financial statements and the report thereon and quarterly unaudited financial statements with the independent auditor and management prior to publication of such statements.

•	Discuss with management the earnings press releases (including the type of information and presentation of information).

•	Review major issues regarding accounting principles and financial statement presentations and judgments made in connection with the preparation of our financial statements.

•	Meet periodically with management to review our financial risk exposures and the steps management has taken to monitor and control such exposures.

•

Review with our General Counsel legal matters that may have a material impact on the financial statements, our compliance policies and any material reports or inquiries received from regulators or governmental agencies.

The charter of the Audit Committee was last amended and restated on December 15, 2009. The Audit Committee charter provides that our senior internal auditing executive reports directly and separately to the Chair of the Audit Committee and the Chief Executive Officer. As required by the charter, our Audit Committee also has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. See “Corporate Governance — Sarbanes-Oxley Disclosure Committee” at page 6.

The Audit Committee meets the size, independence and financial sophistication and expertise requirements of the NYSE, including the enhanced independence requirements for Audit Committee members under Exchange Act Rule 10A-3. The Board of Directors has determined that Frank V. Cahouet is an “audit committee financial expert” within the meaning of the SEC regulations and all of the members are “independent” and “financially literate” under the NYSE listing standards. Our Corporate Governance Guidelines provide that no director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Any such determination must be disclosed in the annual Proxy Statement. None of our Audit Committee members serve on more than two other audit committees of public companies. Besides our Audit Committee, Mr. Dahlberg, Mr. Smith and Admiral Miller each simultaneously serves on the audit committee of one other public company.

The report of the Audit Committee is included under “Item 2 on Proxy Card — Ratification of Appointment of Independent Registered Public Accounting Firm” at page 19.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are:

Michael T. Smith, Chair

Roxanne S. Austin

Frank V. Cahouet

Charles Crocker

Simon M. Lorne

Paul D. Miller

Wesley W. von Schack

The Nominating and Governance Committee held four meetings in 2014.

The Nominating and Governance Committee undertakes to:

•

Identify individuals qualified to become members of the Board of Directors and to make recommendations to the Board of Directors with respect to candidates for nomination for election at the next Annual Meeting of stockholders or at such other times when candidates surface or are proposed and, in connection therewith, consider suggestions submitted by our stockholders.

•	Develop and recommend to the Board of Directors corporate governance guidelines.

•	Determine and make recommendations to the Board of Directors with respect to the criteria to be used for selecting new members of the Board of Directors.

•	Oversee the annual process of evaluation of the performance of our Board of Directors and committees.

•	Make recommendations to the Board of Directors concerning the membership of committees of the Board and the chairpersons of the respective committees.

•	Make recommendations to the Board of Directors with respect to the remuneration paid and benefits provided to members of the Board in connection with their service on the Board or on its committees.

•

Administer our formal compensation programs for directors, including the administrative rules relating to non-employee director equity compensation under the Amended and Restated 2008 Incentive Award Plan.

•

Make recommendations to the Board of Directors concerning the composition, organization and operations of the Board of Directors and its committees, including the orientation of new members and the flow of information.

•	Evaluate Board and committee tenure policies, as well as policies covering the retirement or resignation of incumbent directors.

•	Evaluate proposals of stockholders intended to be presented at stockholder meetings.

•

Make recommendations to the Board of Directors as to whether to accept or reject a director resignation, or take other action, where a director fails to receive a majority vote as specified under the our Amended and Restated Bylaws and Corporate Governance Guidelines.

The charter of the Nominating and Governance Committee was last amended and restated on October 23, 2012. The members of the Nominating and Governance Committee are “independent” under the NYSE listing standards.

The Nominating and Governance Committee will consider stockholder recommendations for nominees for director. Any stockholders interested in suggesting a nominee should follow the procedures outlined in “Other Information — 2016 Annual Meeting and Stockholder Proposals” at page 62. Stockholder recommendations for nominees will be given the same consideration as nominees for director from other sources.

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating all nominees for directors. The Committee periodically assesses the appropriate size of the Board and whether vacancies on the Board are expected due to retirement, change in professional status or otherwise. Candidates may come to the attention of the Committee through current Board members, members of our management, stockholders and other persons. The Committee to date has not engaged a professional search firm. Candidates are evaluated at meetings of the Committee and may be considered at any point during the year.

As stated in the Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar business, products or markets, and willingness to devote adequate time and effort to Board responsibilities. The Committee may establish additional criteria and is responsible for assessing the appropriate balance of criteria required of Board members. Although we do not have a written policy with respect to Board diversity, the Nominating and Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation. Consequently, when evaluating potential nominees, the Committee considers individual characteristics that may bring diversity to the Board, including gender, race, national origin, age, professional background, unique skill sets and areas of expertise.

Personnel and Compensation Committee

The members of the Personnel and Compensation Committee are:

Charles Crocker, Chair

Roxanne S. Austin

Kenneth C. Dahlberg

Jane C. Sherburne (beginning January 1, 2015)

Wesley W. von Schack

The Personnel and Compensation Committee held six meetings and acted by consent two times in 2014. Ms. Bruch was a member of the Personnel and Compensation Committee prior to her resignation for health reasons on August 25, 2014.

The Personnel and Compensation Committee’s principal authority and responsibilities include:

•	Make recommendations to the Board of Directors concerning executive management organization matters generally.

•

In the area of compensation and benefits, make recommendations to the Board of Directors concerning employees who are also directors, review and approve the corporate goals and objectives relevant to the chief executive officer and other executive officer compensation, evaluate chief executive officer and other executive officer performance in light of those goals and objectives, and determine and approve all compensation of the chief executive officer and other executive officers based on this evaluation.

•

Periodically, and when appropriate, review and approve the following as they affect the chief executive officer and executive officers: (a) any employment agreements and severance arrangements; (b) any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits; and (c) any special or supplemental compensation and benefits for the chief executive officer and executive officers and individuals who formerly served as chief executive officer and executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

•	Oversee the Company’s compliance with the requirement under the NYSE rules that, with limited exceptions, require stockholder approval for equity compensation plans.

•

Subject to such stockholder approval, or as otherwise required by applicable law, establish, amend and, where appropriate, terminate incentive compensation plans, equity-based plans, benefit plans, and other bonus arrangements for the Company; and pursuant to the terms of such plans, as may at the time be in effect, administer such plans and make appropriate interpretations and determinations and take such actions as shall be necessary or desirable thereunder, including approval of awards granted pursuant to such plans and repurchase of securities from terminated employees.

•

Make recommendations to the Board of Directors concerning policy and procedures relating to employee benefits and employee benefit plans, including incentive compensation plans and equity based plans and applicable clawback provisions.

•	Oversee our formal incentive compensation programs, including equity-based plans.

•	Make recommendations to the Board of Directors concerning matters relating to stockholder votes on executive compensation and the frequency of those votes.

While reviewed annually, the charter of the Personnel and Compensation Committee was last amended and restated on December 17, 2013. The members of the Personnel and Compensation Committee are “independent” under the NYSE listing standards.

Our Chief Executive Officer works with the Personnel and Compensation Committee Chair, our Vice President of Human Resources and the Office of the Corporate Secretary in establishing the agenda for the Committee and makes compensation recommendations for the named executives (other than himself). The Personnel and Compensation Committee’s Chair reports the committee’s recommendations on executive compensation to the Board. The Personnel and Compensation Committee has the authority, under its charter, to obtain advice and assistance from internal or external legal, accounting or other advisors. The Personnel and Compensation Committee has the sole authority and resources to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer’s or other executive officers’ compensation and has sole authority to approve the consultant’s fees and other retention terms. As discussed below under “Compensation Discussion and Analysis,” the Committee retained Exequity LLP to assist the Committee in fulfilling its responsibilities in 2014. The Personnel and Compensation Committee may delegate its responsibility to control and manage the plan assets of our employee benefit plans. In addition, under the terms of our stock incentive plans, the Personnel and Compensation Committee may delegate its powers and authority under the stock incentive plan as it deems appropriate to a subcommittee and/or designated officers and, as discussed below under “Compensation Discussion and Analysis,” the Personnel and Compensation Committee has made a limited delegation of authority to grant stock options to our Chief Executive Officer pursuant to this authority.

The report of the Personnel and Compensation Committee is included under “Executive and Director Compensation” at page 45.

ITEM 2 ON PROXY CARD —

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015. Ernst & Young LLP has served as our independent registered public accounting firm since Teledyne was spun-off as a public company on November 29, 1999. The Audit Committee believes that Ernst & Young LLP is knowledgeable about our operations and accounting practices and is well qualified to act in the capacity of independent registered public accounting firm. The appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015 is subject to the continued approval of the Audit Committee.

Although the appointment of an independent registered public accounting firm is not required to be approved by the stockholders, the Audit Committee and the Board of Directors believe that stockholders should participate in such selection through ratification. The proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Unless otherwise instructed, the individuals named as proxies in the proxy card will vote each proxy received by them in favor of ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015. If you specifically abstain from voting on the proposal, your shares will not affect the outcome of the vote. Broker non-votes, if any, are included in determining the presence of a quorum at the Annual Meeting, but will not be counted as being entitled to vote on the proposal and will not affect the outcome of the vote. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will reconsider the appointment of an independent registered public accounting firm. Notwithstanding the ratification of Ernst & Young LLP as our independent auditors, the Audit Committee, in its discretion, may direct appointment of new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interests of Teledyne and its stockholders. It is expected that representatives of Ernst & Young LLP will be present at the meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Board of Directors Recommends

a Vote FOR Ratification of the Appointment

of Ernst & Young LLP as the

Company’s Independent Registered Public Accounting Firm.

Fees Billed by Independent Registered Public Accounting Firm

The following table sets forth fees billed by Ernst & Young LLP for professional services rendered for 2014 and 2013 (in thousands).

	2014	2013
Total Audit Fees(1)	$4,317.8	$3,011.4
Total Audit-Related Fees(2)	76.5	69.8
Tax Fees(3)	366.4	168.7
All Other Fees	—	—

Total	$4,760.7	$3,249.9

(1)	Aggregate fees billed for professional services rendered for the audit of our annual financial statements and internal control pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and for the reviews of financial statements included in our quarterly reports on Form 10-Q and accounting consultations on matters reflected in the financial statements. The 2013 fees have been revised from $2,811.0 to $3,011.4 to report fees invoiced in 2014 that were related to the 2013 audit.

(2)	Fees related to employee benefit plan audits and environmental financial assurances services.

(3)	Tax fees related to U.S. Federal and State tax compliance services and tax advisory services for our foreign subsidiaries.

Audit Committee Pre-Approval Policies

Our Audit Committee has adopted policies relating to the rendering of services by external auditors. The policies require the approval of the Audit Committee prior to retaining any firm to perform any Audit Services. “Audit Services” include the services necessary to audit our consolidated financial statements for a specified fiscal year and the following audit and audit-related services: (a) Statement on Auditing Standards No. 71 quarterly review services; (b) regulatory and employee benefit plan financial statement audits; and (c) compliance and statutory attestation services for our subsidiaries. Subject to limited exceptions, the policies further provide that the Audit Committee must pre-approve the engagement of Ernst & Young LLP to provide any services other than Audit Services. The Chair of the Audit Committee may, however, pre-approve the engagement of Ernst & Young LLP for such non-audit services to the extent the fee is reasonably expected to be less than $150,000. If the fee for any non-audit services is reasonably expected to be $250,000 or more, we must seek at least one competing bid from another firm prior to engaging Ernst & Young LLP, unless there are exceptional circumstances or if it relates to the public offering of our securities. The policies prohibit us from engaging Ernst & Young LLP to perform any of the following non-audit services or other services that the Public Company Accounting Oversight Board determines by regulation to be prohibited: bookkeeping or other services related to accounting records or financial statements; financial information systems design and implementation; appraisal or valuation services, fairness opinions, or contribution-in-kind reports; actuarial services; internal auditing outsourcing services; management functions or human resources; broker or dealer, investment advisor, or investment banking services; individual tax services to executives roles that involve financial reporting responsibility; or legal services and expert services unrelated to the audit.

On a quarterly basis, Ernst & Young LLP reviews with the Audit Committee all audit, non-audit and tax services it provides to us. For 2014, all audit and non-audit services rendered by Ernst & Young LLP were pre-approved in accordance with our policies.

In making its recommendation to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2015 fiscal year, the Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee is included in accordance with SEC rules and regulations. It does not constitute “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference into any of our filings under the Exchange Act.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the audited financial statements for the fiscal year ended December 28, 2014 (the “Financial Statements”) of Teledyne Technologies Incorporated and its consolidated subsidiaries (the “Company”).

The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, as amended and restated as of December 15, 2009, which has been adopted by the Board of Directors. The Audit Committee is comprised of six directors. The Company’s Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with the applicable rules of the New York Stock Exchange. The Board of Directors has also determined that at least one director has “financial management expertise” under New York Stock Exchange listing standards and that Frank V. Cahouet is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission regulations.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s Financial Statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee reviewed and discussed the Company’s Financial Statements with management and Ernst & Young, and discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence and has discussed with Ernst & Young its independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Audit Committee may rely without independent verification on the information provided to them and on the representations made by management and Ernst & Young. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Frank V. Cahouet, Chair

Kenneth C. Dahlberg

Simon M. Lorne

Paul D. Miller

Jane C. Sherburne

Michael T. Smith

February 17, 2015

ITEM 3 ON PROXY CARD —

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking stockholders to approve an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract and retain high quality executives and to align the interest of management with the interests of stockholders by rewarding both short- and long-term performance.

Teledyne performed strongly in 2014, including the following results. We believe that our performance-oriented executive compensation program played an important role in our 2014 growth and successes.

•	Revenue and net income attributable to Teledyne increased 2.4% and 17.7%, respectively, over 2013 results.

•	Diluted earnings per share in 2014 were a record $5.75, increasing 18.1% over 2013.

•	Over the past 10 years diluted earnings per share have grown at a compounded annual growth rate of 16.6%.

•

Our management team has successfully continued its work to reduce the Company’s cost structure, complete acquisitions, including the acquisition of Bolt Technology Corporation in November 2014, and transform the Company’s product portfolio into that of a high technology industrial company that is less dependent on U.S. Government business.

We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narratives which provide detailed information on the compensation of our named executives. The Personnel and Compensation Committee believes that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executives reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following advisory resolution at the 2015 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executives during 2014, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2015 Annual Meeting of Stockholders, is hereby APPROVED, on an advisory basis.

This advisory resolution, commonly referred to as a “say on pay” resolution, is not binding on the Board of Directors or the Company. Although non-binding, the Board and the Personnel and Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The proposal to adopt the advisory resolution set forth above will be approved by the stockholders if it receives the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you sign and return your proxy card, your shares will be voted (unless you indicate to the contrary) to approve the advisory resolution. If you specifically abstain from voting on the proposal, your shares will not affect the outcome of the vote.

Following the 2011 Annual Meeting of Stockholders, our Board of Directors voted to hold a vote on this advisory “say on pay” resolution on an annual basis.

The Board of Directors Recommends

a Vote FOR Approval of the Advisory Resolution

on Executive Compensation.

OTHER BUSINESS

We know of no business that may be presented for consideration at the meeting other than the three action items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, including a proposal to adjourn or postpone the meeting, the persons designated as proxies in your proxy card may vote at their discretion.

Following adjournment of the formal business meeting, Dr. Robert Mehrabian, Chairman, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about our Company and businesses.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and statutory insiders. To the best of our knowledge, all of the filings for our directors and statutory insiders were made on a timely basis in 2014.

Five Percent Owners of Common Stock

The following table sets forth the number of shares of our common stock owned beneficially by each person known to us to own beneficially more than five percent of our outstanding common stock. As of February 17, 2015, we had received notice that the individuals and entities listed in the following table are beneficial owners of five percent or more of our common stock. In general, “beneficial ownership” includes those shares that a person has the power to vote or transfer, and options to acquire common stock that are exercisable currently or within 60 days. As of February 17, 2015, we had 35,262,444 shares outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	3,277,608	(1)	9.29%
40 East 52nd Street, New York, NY 10022
Wellington Management Group LLP	2,816,706	(2)	7.99%
280 Congress Street Boston, MA 02210
FMR LLC	2,575,540	(3)	7.30%
245 Summer Street Boston, MA 02210
The Vanguard Group, Inc.	2,304,277	(4)	6.53%
100 Vanguard Blvd Malvern, PA 19355
Singleton Group LLC	1,999,900	(5)	5.67%
335 North Maple Drive, Suite 177 Beverly Hills, CA 90210

1.	Based on an amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on January 15, 2015, reporting that it has sole voting power with respect to 3,202,078 shares and beneficially owns and has sole dispositive power with respect to 3,277,608 shares.

2.	Based on a Schedule 13G filed with the SEC by Wellington Management Group LLP on February 12, 2015, reporting shared voting power with respect to 1,819,438 shares and shared dispositive power with respect to 2,816,706 shares.

3.	Based on an amendment to Schedule 13G filed by FMR LLC with the SEC on February 13, 2015, reporting that it has sole voting power with respect to 169,545 shares and beneficially owns and has sole dispositive power with respect to 2,575,540 shares.

4.	Based on an amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 10, 2015, reporting sole voting power with respect to 51,797 shares, shared dispositive power with respect to 48,597 shares and sole dispositive power with respect to 2,255,680 shares.

5.	Based on an amendment to Schedule 13G filed with the SEC by Singleton Group LLC, jointly with William W. Singleton, Christina Singleton Mednick and Donald E. Rugg, on July 31, 2007. Mr. Singleton, Ms. Mednick and Mr. Rugg reported that they share voting and dispositive power with respect to 1,999,900 shares in their capacities as managers of Singleton Group LLC. Mr. Rugg reported that he owned an additional 45 shares of common stock directly, with respect to which he has sole voting and dispositive power.

Stock Ownership of Management

The following table shows, as of February 17, 2015, the number of shares of common stock beneficially owned by (i) our directors and executive officers named in the executive compensation tables, and (ii) our directors and Section 16 statutory officers as a group, including shares as to which a right to acquire ownership exists (for example, through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Exchange Act. Certain shares beneficially owned by our officers and directors may be held in accounts with third party brokerage firms.

Beneficial Owner	Number of Shares		Percent of Class
Robert Mehrabian	429,987	(1)	1.18%
Susan L. Main	69,089	(2)	*
Aldo Pichelli	140,743	(3)	*
Rex D. Geveden	63,270	(4)	*
Melanie S. Cibik	35,135	(5)	*
Roxanne S. Austin	25,494	(6)	*
Frank V. Cahouet	134,081	(7)	*
Charles Crocker	74,302	(8)	*
Kenneth C. Dahlberg	52,922	(9)	*
Simon M. Lorne	91,638	(10)	*
Paul D. Miller	61,196	(11)	*
Jane C. Sherburne	91		*
Michael T. Smith	69,105	(12)	*
Wesley W. von Schack	33,598	(13)	*
All directors and executives as a group (17 persons)	1,359,946	(14)	3.72%

*	Less than one percent.

1.	The amount includes 150,696 shares held by The Mehrabian Living Trust, of which Dr. Mehrabian and his wife are trustees. The amount also includes 33,999 shares of unvested restricted stock subject to forfeiture and 203,301 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

2.	The amount also includes 5,720 shares of unvested restricted stock subject to forfeiture, and 39,328 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015. Includes 1,086 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of February 4, 2015. Also includes 1,000 shares held jointly by Ms. Main’s spouse.

3.	The amount includes 57,063 shares held by the Pichelli Living Trust, of which Mr. Pichelli and his wife are trustees. The amount also includes 9,766 shares of unvested restricted stock subject to forfeiture and 70,327 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015. Also includes 729 shares held in Teledyne’s 401(k) plan and 738 shares acquired under Teledyne’s Employee Stock Purchase Plan based on information received as of February 4, 2015.

4.	The amount includes 6,557 shares of unvested restricted stock or restricted stock units subject to forfeiture and 39,660 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015. Also includes 546 shares acquired under Teledyne’s Employee Stock Purchase Plan and 1,767 shares held in Teledyne’s 401(k) plan based on information received as of February 4, 2015.

5.	The amount includes 4,104 shares of unvested restricted stock subject to forfeiture and 8,668 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015. Also includes 212 shares acquired under Teledyne’s Employee Stock Purchase Plan and 2,255 shares held in Teledyne’s 401(k) plan based on information received as of February 4, 2015.

6.	The amount includes 2,000 shares held by the Thomas and Roxanne Austin Trust and 20,000 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

7.	This amount includes 43,841 shares held by a revocable trust, of which Mellon Bank, N.A. is trustee. The amount also includes 10,646 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

8.	The amount includes 13,513 shares held by The Crocker Revocable Trust, Charles Crocker, Trustee and 37,780 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

9.	The amount includes 46,041 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

10.	The amount includes 74,874 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

11.	The amount includes 43,704 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

12.	The amount includes 42,787 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015. The amount also includes 200 shares owned by Mr. Smith’s wife, beneficial ownership of which is disclaimed.

13.	The amount includes 24,000 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015.

14.	This amount includes an aggregate of 705,281 shares of our common stock underlying stock options exercisable within 60 days of February 17, 2015, and 70,843 shares of restricted stock or restricted stock units subject to forfeiture. This amount also includes 200 shares owned by Mr. Smith’s wife of which beneficial ownership is disclaimed. See also footnotes 1, 3, 6, 7 and 8 for the number of shares held jointly and in trusts. This amount includes shares beneficially held by three Section 16 executive officers not listed on the table since they are not named executives.

Phantom Shares.    Prior to January 1, 2015, non-employee directors could elect to defer payment of up to 75% of their annual retainer fees and committee chair fees and 100% of their meeting fees under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan (Deferred Compensation Plan). Non-employee directors could elect to have their deferred monies treated as though they are invested in our common stock (Teledyne Common Stock Phantom Fund). Deferrals to the Teledyne Common Stock Phantom Fund mirrored actual purchases of stock, but no actual stock is issued and the award is settled in cash. There are no voting or other stockholder rights associated with the Teledyne Common Stock Phantom Fund. As of February 17, 2015, the following directors had the following number of phantom shares of common stock under the Deferred Compensation Plan: Charles Crocker — 451 phantom shares; Frank V. Cahouet — 12,101 phantom shares; Simon Lorne — 1,049 phantom shares; Paul D. Miller — 3,607 phantom shares; and Michael T. Smith — 781 phantom shares.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Executive Summary and 2014 Overview

Our Compensation Objectives and Programs:

Our objective with respect to executive compensation is to attract and retain executives of the highest quality and to align the interests of management with the interests of stockholders by rewarding both short- and long-term performance. The key components of our executive compensation program are reviewed annually for appropriateness and include a balanced mix of short- and long-term compensation and cash and equity compensation.

Our executive compensation program is performance-oriented and based on a mix of multiple metrics, financial targets and performance periods. Short-term cash compensation consists of competitive base salaries and the Annual Incentive Plan (AIP). The AIP is our annual performance-based cash bonus program that is designed to principally reward year-over-year profitable growth. Long-term compensation consists of stock options, performance-based restricted stock awards and a performance share program (PSP). Stock options vest over a three-year period and are intended to reward executives for absolute stock price appreciation. Performance-based restricted stock awards are intended to reward executives for total shareholder return relative to the Russell 2000 Index over a three-year performance period. The PSP is designed to reward executives for achieving a mix of both profitable long-term growth and total shareholder return relative to the Russell 2000 Index over a three-year performance period. In addition, the PSP also serves to reinforce long-term executive retention since payments under the PSP are made in three annual installments following the completion of the three-year performance cycle.

Compensation for senior executives at Teledyne is determined by the Personnel and Compensation Committee. The Personnel and Compensation Committee sets target amounts for overall compensation and specific compensation components and determines the mix of short- and long-term compensation in part by benchmarking Teledyne’s pay against compensation at peer group companies. The Personnel and Compensation Committee receives advice and assistance in setting compensation from an independent compensation consultant.

At the Company’s 2014 Annual Meeting of Stockholders held on April 23, 2014, the non-binding advisory vote on executive compensation passed with an approval rate of over 94%. The Personnel and Compensation Committee believes this level of stockholder support reflects a strong endorsement of our executive compensation policies and philosophy and as a result did not change its approach to executive compensation in 2014. The Personnel and Compensation Committee will continue to consider the outcome of the Company’s “say on pay” votes when making future compensation decisions for the named executives.

Highlights of 2014 Performance:

Teledyne performed strongly in 2014, including the following results. We believe that our performance-oriented executive compensation program played an important role in our 2014 growth and successes.

•	Revenue and net income attributable to Teledyne increased 2.4% and 17.7%, respectively, over 2013 results.

•	Diluted earnings per share in 2014 were a record $5.75, increasing 18.1% over 2013.

•	Over the past 10 years diluted earnings per share have grown at a compounded annual growth rate of 16.6%.

•

Our management team has successfully continued its work to reduce the Company’s cost structure, complete acquisitions, including the acquisition of Bolt Technology Corporation in November 2014, and transform the Company’s product portfolio into that of a high technology industrial company that is less dependent on U.S. Government business.

Our success in 2014 was reflected in Teledyne’s stock price. Teledyne’s stock price increased 13.2% in fiscal 2014, compared to a total shareholder return of 6.0% for the Russell 2000 Index. The graph below shows Teledyne’s cumulative total stockholder return (i.e. price change plus reinvestment of dividends) on our common stock for the five fiscal years ending December 28, 2014, as compared to the Standard & Poor’s 500 Composite Index, the Russell 2000 Index and the Standard & Poor’s 1500 Industrials. The graph assumes $100 was invested on December 31, 2009. In accordance with the rules of the SEC, this presentation is not incorporated by reference into any of our registration statements under the Securities Act of 1933.

Summary of 2014 Executive Compensation

Teledyne’s named executives for 2014 are:

•	Robert Mehrabian, Chairman, President and Chief Executive Officer;

•	Susan L. Main, Senior Vice President and Chief Financial Officer;

•	Aldo Pichelli, Executive Vice President;

•	Rex D. Geveden, Executive Vice President; and

•	Melanie S. Cibik, Senior Vice President, General Counsel and Secretary

Teledyne’s executive compensation in 2014 reflected the strong financial performance of the Company. As a result of the strong year-over-year performance in 2014 and the achievement by individual executives of their personal goals, AIP awards for 2014 received by named executives were on average 32% higher than the target amounts. Dr. Robert Mehrabian, Teledyne’s Chairman, President and Chief Executive Officer, received an AIP award of $1,550,000, which was 39% higher than his target amount.

In 2013, the Personnel and Compensation Committee made a number of adjustments to the equity and long-term compensation of Dr. Mehrabian in order to better align his compensation with benchmark medians, and, as a result of those actions, Dr. Mehrabian’s total compensation in 2014 approximated benchmark medians. The increase in the 2014 total compensation for Dr. Mehrabian as compared to 2013, as reflected in the Summary

Compensation Table on page 46, was primarily driven by two factors. First, the change in the value of Dr. Mehrabian’s pension increased sharply in 2014 over 2013 due to the adoption of a lower discount rate and a new mortality assumption, both of which are used to calculate the value of the pension. Second, the full amount of the 2012-2014 PSP award is included in 2014 compensation, per SEC disclosure rules that require performance-based awards payable in cash to be recognized in the year in which the performance criteria are satisfied. This is the case even though no payments of this PSP award were made in 2014 but instead will be made in three annual installments beginning in 2015. Further, while PSP awards typically are paid 50% in stock and 50% in cash, the 2012-2014 PSP award was denominated 100% in cash for the named executives due to a lack of available shares under our stockholder-approved incentive award plan at the time the award was established.

In May 2014, Mr. Geveden assumed responsibility as President of Teledyne DALSA, in addition to his continued leadership of Teledyne Digital Imaging and Engineered Systems segments, and as a result relocated to the headquarters of Teledyne DALSA in Waterloo, Ontario, Canada. In connection with this increase in responsibilities and agreement to relocate, Mr. Geveden’s annual base salary was increased to $435,000 (from his 2014 beginning base salary of $410,000), the target percentage for his AIP award was increased from 60% to 80% of base salary (beginning in 2015), he was granted an option award to purchase 5,000 shares, and the percent of salary used to calculate future restricted stock awards was increased to 60% (up from 30% in 2013 and 45% from the start of 2014). He was also awarded a supplemental bonus of $93,300 in February 2015 in recognition of his increased responsibilities and relocation to Canada. As part of his move to Canada, Mr. Geveden is entitled to receive a number of relocation-related benefits, including tax equalization payments to compensate him for additional tax incurred as the result of the performance of his duties in Canada, which are detailed in the “All Other Compensation” column of the Summary Compensation Table beginning on page 46.

The target percentage for Ms. Main’s 2014 AIP award increased from 60% to 75% of base salary and the percentage of base salary used to determine her restricted stock award increased from 30% to 45%. These actions were taken by the Personnel and Compensation Committee in October 2013 in order to better align her compensation with benchmark medians.

Stock options and performance-based restricted stock awards were made in 2014 to named executives, in amounts largely consistent with 2013 awards, except as described above. Stock options are generally granted on the date of our Annual Meeting.

Named executives received increases in base salary beginning January 1, 2014. Dr. Mehrabian received an increase of 2.2% and Messrs. Pichelli and Geveden each received increases of 2.5%. This compares with a general merit increase for company employees of 2.75%. As noted above, Mr. Geveden received a further increase in base salary in May 2014. As a result of promotions made in 2012, Ms. Main received an increase of 18% and Miss Cibik received an increase of 7.1% (no named executive officer received a base salary merit increase in 2013). Base salaries are generally reviewed and set by the Personnel and Compensation Committee in October of each year.

During the three-year period ended December 31, 2014, Teledyne’s stock price growth was 114.9% of the growth in the Russell 2000 Index for the same period. As a result, in January 2015, participants in Teledyne’s performance-based restricted stock program received 100% of the 2012 restricted stock award, which had a three-year performance period ended December 31, 2014.

Teledyne’s 2012-2014 performance cycle under the PSP ended on December 28, 2014. In January 2015, the Personnel and Compensation Committee determined that 134.6% of the target performance for this performance cycle was met. A new PSP award is typically established once every three years. Pursuant to the proxy disclosure rules of the SEC, cash awards under our PSP are deemed earned in the last year of the three-year performance cycle, at the time when performance criteria are satisfied (which for this particular award is fiscal year 2014), even though payments are made to participants in three annual installments after the end of the performance cycle so long as the participants remain employed by Teledyne. Also, while PSP awards typically are paid 50% in stock and 50% in cash, the 2012-2014 PSP award was denominated 100% in cash for the named executives due to a lack of available shares under our stockholder-approved incentive award plan at the time the award was established. As a result, the full value of the 2012-2014 PSP award is included in the Summary Compensation Table as 2014 compensation under the column headed “Non-Equity Incentive Plan Compensation,” even though no payments took place in 2014 and the award will not be fully paid until 2017.

Commitment to Best Practices:

The Personnel and Compensation Committee periodically reviews its compensation policies and practices in light of best practices and makes appropriate adjustments when necessary. For example, in 2010, all of our currently employed named executives agreed to amend their change in control severance agreements to eliminate automatic single trigger vesting of stock options, excise tax gross-ups for “excess parachute” payments and to change the formula used to calculate severance payments.

Teledyne seeks to develop pay programs that are reflective of good corporate governance. Among other things:

•	we do not guarantee bonuses or, outside of certain new hires, equity or option grants;

•	we do not exercise discretionary upward adjustment to bonus awards for named executives;

•

base salaries and other components of compensation are informed by external market conditions including peer group data approved by the Personnel and Compensation Committee, which consists entirely of independent directors;

•	performance incentive awards are capped and there will be no payout if minimum performance goals are not achieved;

•	executive perquisites that are generally not available to other employees are minimal — and in the case of our Chief Executive Officer limited to a car allowance;

•	we have never re-priced stock options;

•	our insider trading policy prohibits the pledging or hedging of company stock by directors and executive officers;

•	we implemented stock ownership guidelines for key executive officers and directors in 2008; and

•	in February 2014 we adopted a formal policy related to the “clawback” of incentive compensation in the event of a material financial misstatement or in the event of fraud or criminal misconduct.

Personnel and Compensation Committee

The Personnel and Compensation Committee reviews and administers the compensation for the Chief Executive Officer and other members of senior management, including the named executives listed on the Summary Compensation Table beginning on page 46 of this Proxy Statement. In the case of the Chief Executive Officer, the compensation determination made by the Personnel and Compensation Committee is reviewed by the entire Board. The Personnel and Compensation Committee is composed exclusively of non-employee, independent directors. The Personnel and Compensation Committee retained the compensation consultants Exequity LLP to assist the Personnel and Compensation Committee in fulfilling its responsibilities in 2014. The services that Exequity LLP performed for Teledyne were related to executive and director compensation and were primarily in support of decision-making by the Personnel and Compensation Committee. No other services were provided by Exequity LLP for the Company. In January 2015, the Personnel and Compensation Committee conducted a conflict of interest assessment of Exequity LLP, and no conflicts of interest were identified resulting from retaining Exequity LLP during the fiscal year ended December 28, 2014. In reaching these conclusions the Personnel and Compensation Committee considered factors set forth in applicable rules promulgated by the SEC.

The Personnel and Compensation Committee has a written charter that delineates its responsibilities, a full copy of which is posted on our website at www.teledyne.com under “Corporate Information — Governance”. Among other duties, the charter states that the Personnel and Compensation Committee shall review and approve the corporate goals and objectives relevant to the Chief Executive Officer and other executive officer compensation, evaluate Chief Executive Officer and other executive officer performance in light of those goals and objectives, and determine and approve all compensation of the chief executive officer and other executive officers based on this evaluation. In determining the long-term incentive component of Chief Executive Officer compensation, the Personnel and Compensation Committee considers corporate performance and shareholder return relative to the Russell 2000 Index, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Chief Executive Officer in past years. The charter also states that the Personnel and Compensation Committee will review and approve any employment agreements and severance arrangements, any change-in-control agreements and change-in-control provisions affecting any elements of compensation and benefits, and any special or supplemental compensation and benefits for the Chief Executive Officer and executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

Our Chief Executive Officer works with the Personnel and Compensation Committee Chair, our Vice President of Human Resources and the Office of the Corporate Secretary in establishing the agenda for the Personnel and Compensation Committee and makes compensation recommendations for the named executives (other than himself).

Peer Group Comparisons

Our peer group that we use for comparative purposes is intended to be representative of companies of similar size to us in the industries in which we compete, specifically instrumentation, digital imaging, aerospace and defense electronics and systems engineering. Such peer group is not used for the purposes of the performance graph included in the “Executive Summary and 2014 Overview” section above and in our Annual Report. In order to provide industry specific data for those jobs not matched to positions in the peer group, data from other published survey sources was used as additional reference, including the Aon Hewitt Total Compensation Survey.

Our peer group for 2014 compensation purposes was comprised of the following companies:

Actuant Corporation Alliant Techsystems Ametek Inc. Bruker Corporation CACI International, Inc. Crane Co. Curtiss-Wright Corporation Esterline Technologies Corporation Exelis, Inc.	Flir Systems, Inc. IDEX Corporation ITT Corporation MOOG, Inc. PerkinElmer, Inc. Teradyne Inc. Woodward, Inc. Xylem, Inc.

In October 2014, the Personnel and Compensation Committee added Actuant Corporation, Bruker Corporation, Exelis, Inc. and ITT Corporation to our peer group. The Personnel and Compensation Committee believes that adding these four companies creates a peer group that better reflects and the present scope and diversity of Teledyne’s business and is of a sufficient size to better withstand industry consolidation and insulate results from outlier pay practices.

Our peer group contains companies having median annual revenues and market capitalizations of $2.6 billion and $4.0 billion, respectively. In 2014, Teledyne’s annual revenues were approximately $2.4 billion and its market capitalization as of end of 2014 was approximately $3.7 billion. The Personnel and Compensation Committee also reviews data collected from a broader industry peer group consisting of 127 companies in order to understand what an executive with comparable responsibility to a Teledyne executive would earn in the broader industry. The companies in the general industry group have annual revenues of between $1.0 billion and $5.0 billion (with a median of $2.4 billion) and the general industry group excludes financial companies.

Determining the Amount and Mix of Compensation

Our compensation program is designed to balance our need to provide our executives with incentives to achieve our short-term and long-term performance goals with the need to pay competitive base salaries. In October of each year the Personnel and Compensation Committee, with assistance from Exequity LLP, reviews and compares each named executive’s pay to various market data points for that named executive’s position. For purposes of this review, the Personnel and Compensation Committee considers an executive’s total annual compensation to be the sum of current year base salary, actual cash bonus paid in the current fiscal year, target bonus levels, the aggregate fair value of stock options granted during the fiscal year, the face value of performance-based restricted stock granted during the fiscal year and the target value of PSP awards, annualized over three years.

The Personnel and Compensation Committee is guided by market benchmark information in setting compensation levels and determining the mix of cash and non-cash compensation. It typically aims to set fixed pay at the 50th percentile and performance-based compensation at between the 50th percentile and 75th percentile, in recognition that we compete with much larger companies for executive-level talent and to further incentivize executives to achieve long-term performance goals. The Personnel and Compensation Committee will consider the amount of prior salary increases, stock option grants and performance-based restricted stock grants as a factor in determining compensation for the current period. The table below shows the targeted components of pay and total compensation in terms of percentage deviation from the peer group and general industry median for each of our named executives as presented to the Personnel and Compensation Committee in October 2014.

Robert Mehrabian:

	Peer Group Median	General Industry Median
Base salary	+7%	+1%
Target bonus	+23%	+12%
Target long-term compensation	+15%	-8%
Target total compensation	+13%	-5%

Susan L. Main:

	Peer Group Median	General Industry Median
Base salary	-8%	-11%
Target bonus	-12%	-11%
Target long-term compensation	-16%	-10%
Target total compensation	-14%	-10%

Aldo Pichelli:

	Peer Group Median	General Industry Median
Base salary	-15%	-8%
Target bonus	-12%	+1%
Target long-term compensation	+17%	+35%
Target total compensation	-6%	+16%

Rex D. Geveden:

	Peer Group Median	General Industry Median
Base salary	–	+3%
Target bonus	+19%	+21%
Target long-term compensation	+80%	+132%
Target total compensation	+44%	+56%

Melanie S. Cibik:

	Peer Group Median	General Industry Median
Base salary	+10%	–
Target bonus	-2%	-4%
Target long-term compensation	+43%	+56%
Target total compensation	+20%	+23%

The following allocation of compensation between base salary, bonus and estimated long-term compensation for our named executives was presented to and reviewed by the Personnel and Compensation Committee at the time that it approved 2014 compensation for named executives in October 2013:

	Robert Mehrabian	Susan L. Main	Aldo Pichelli	Rex D. Geveden	Melanie S. Cibik
Base salary	18%	27%	22%	22%	29%
Estimated target bonus	22%	21%	18%	18%	17%
Estimated long-term compensation	60%	52%	60%	60%	54%

Base Salary.    Base salary for all management positions generally will be targeted at the industry/market median for comparable positions unless there are sound reasons, such as competitive factors for a particular executive’s skill set, for varying significantly from industry medians. The Personnel and Compensation Committee’s judgment will always be the guiding factor in base salary determinations, as well as any other compensation issue. The principal factors considered in decisions to adjust base salary are changes in compensation in our general industry and at our peer companies, our recent and projected financial performance, individual performance measured against pre-established goals and objectives, criticality of the executive’s role, level of experience and market demand.

Commencing in 2013, base salaries are reviewed by the Personnel and Compensation Committee in October of each year and general merit increases, if any, take effect in January of the following year. Base salaries are also reviewed at the time of a promotion or other changes in responsibilities. On October 17, 2013, after consultation with Exequity, the Personnel and Compensation Committee approved base salaries of the named executives to be effective on January 1, 2014 as follows: Dr. Mehrabian: $930,000; Ms. Main: $425,000; Mr. Pichelli: $435,632; Mr. Geveden: $410,000; and Miss Cibik: $385,711. As noted above, Mr. Geveden’s base salary was increased to $435,000 in May 2014.

Short-Term Incentives.    AIP awards are cash bonuses based on the achievement of pre-defined performance measures, with up to 200% of the target award paid in the case of significant over-achievement and no bonus paid if operating performance is below 75% of target. The majority of the awards are based on our achievement of financial performance goals, with a smaller portion tied to the achievement of pre-established individual goals.

The AIP award is expressed as a percentage of the participant’s base salary as of the end of the plan year. The following schedule shows the award guidelines for the 2014 awards for named executives as a percentage of 2014 base salary:

	AIP Award as a Percent of Salary
Participants	Target	Maximum	Actual
Robert Mehrabian	120%	240%	167%
Susan L. Main	75%	150%	107%
Aldo Pichelli	80%	160%	88%
Rex D. Geveden	60%	120%	64%
Melanie S. Cibik	60%	120%	80%

The target and maximum percentages were the same as in 2013, except that the target percentage for Ms. Main was increased from 60% to 75% in order to better align total compensation for those executives with benchmark medians. In addition, in February 2015, the Personnel and Compensation Committee authorized a supplemental bonus of $93,300 for Mr. Geveden in recognition of the increased responsibilities he assumed as President of Teledyne DALSA and his relocation to Canada in 2014. This supplemental bonus combined with Mr. Geveden’s 2014 AIP award represented a total bonus equal to 86% of Mr. Geveden’s 2014 base salary.

The AIP award is tied to the achievement of predetermined levels of operating profit, revenue, accounts receivable and inventory as a percentage of sales (ARIS) and the achievement of specific individual performance goals. We chose operating profit, revenue and ARIS as the components of the award because we believe these measures are key objective indicators of our year-over-year financial performance. The use of revenue and operating profit is designed to encourage profitable growth, while the use of ARIS is designed to promote operational efficiency. The AIP components are weighted as follows for corporate executives and business segment executives:

Corporate Officers Award Component	Weighting	Segment Executive Award Component	Weighting
Operating Profit	40%	Total Company Operating Profit	8%
Revenue	25%	Operating Profit at Business Segment	32%
ARIS	15%	Total Company Revenue	5%
Individual Performance Objectives	20%	Revenue at Business Segment	20%

Total	100%	ARIS (Total Company)	3%

		ARIS (Business Segment)	12%
		Individual Performance Objectives	20%

		Total	100%

For purposes of the 2014 AIP, Messrs. Pichelli and Geveden are considered Segment Executives and the other named executives are Corporate Officers. Each of the performance measures allows for participants to earn between zero and 200% of the target at threshold and maximum performance levels, with the overall weighting emphasizing profitable growth that exceeds our business plan. Operating profit serves as an absolute threshold for the entire AIP: if operating profit is below 75% of target, no AIP award will be earned. Both the operating profit and revenue components are further weighted so that performance above the target is rewarded proportionally better than performance below the target, as more fully described below:

Operating Profit	If actual performance equals or exceeds 120% of target, the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 75% of target, the component is given a weighting of 0%. To the extent actual performance falls between 75% and 120% of target, the multiplying factor is adjusted proportionally (a reduction of three percent for each percentage point that actual performance falls below 100% and an increase of five percent for each percentage point that actual performance is above 100%).

Revenue	If actual performance equals or exceeds 120% of target, the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 67% of target, the component is given a weighting of 0%. To the extent actual performance falls between 67% and 120% of target, the multiplying factor is adjusted proportionally (a reduction of three percent for each percentage point that actual performance falls below 100% and an increase of five percent for each percentage point that actual performance is above 100%).

ARIS	If actual performance is equal to or greater than 105% of target the component is weighted by multiplying the percentage by 2 (200%). If actual performance is equal to or less than 95% of target, the component is given a weighting of 0%. To the extent actual performance falls between 95% and 105% of target, the multiplying factor is adjusted proportionally.

Individual Performance Objectives	Weighted proportionally on a scale of 0% to 200%.

The sum of the components, after being weighted for performance, is then multiplied by the executive’s target AIP award as a percent of base annual salary to arrive at the executive’s performance adjusted AIP percentage. To this amount the Personnel and Compensation Committee may make downward (but not upward) discretionary adjustments for named executives.

The tables below show operating profit, revenue and ARIS for 2014 as compared to target amounts by relevant business segment:

Operating profit (in millions):

	Target	Actual 2014 Results	2014 Results as a Percentage of Target
Teledyne (corporate)	$277.2	$298.2	107.6%
Instrumentation Segment	$186.8	$195.4	104.6%
Digital Imaging Segment	$46.4	$41.5	89.3%
Aerospace and Defense Electronics Segment	$97.0	$81.6	84.1%
Engineered Systems Segment	$23.5	$22.5	95.4%

Revenue (in millions):

	Target	Actual 2014 Results	2014 Results as a Percentage of Target
Teledyne (corporate)	$2,435.3	$2,448.8	100.6%
Instrumentation Segment	$1,133.6	$1,156.4	102.0%
Digital Imaging Segment	$436.6	$409.3	93.8%
Aerospace and Defense Electronics Segment	$628.2	$608.9	96.9%
Engineered Systems Segment	$286.9	$274.2	95.6%

ARIS:

	Target	Actual 2014 Results	2014 Results as a Percentage of Target
Teledyne (corporate)	25.9%	25.3%	102.3%
Instrumentation Segment	24.6%	26.5%	92.3%
Digital Imaging Segment	24.4%	24.4%	100.0%
Aerospace and Defense Electronics Segment	27.1%	29.3%	91.9%
Engineered Systems Segment	10.1%	7.4%	126.7%

For purposes of determining operating profit and revenue for the AIP, we adjust the amounts for inter- company sales and certain one-time events and tax items. Operating profit excludes interest and corporate expense (except for corporate executives). Target amounts are derived from our business plan, which is presented to and approved by our Board in January of each year.

The following is an illustration of the AIP award calculation using the example of a hypothetical corporate executive with a salary of $300,000 and a target AIP award of 60%, using actual corporate performance results for 2014:

Performance Goal	Performance Goal as % of AIP Award	Actual Performance as a % of Target	Weighting of Performance Goal (multiplier)	Adjusted Performance Goal as a % of AIP Award
Operating Profit	40%	107.6%	137.9%	55.1% [40%*1.379]
Revenue	25%	100.6%	102.8%	25.7% [25%*1.028]
ARIS	15%	102.3%	145.8%	21.9% [15%*1.458]
Individual Objectives	20%	100%	100%	20% [20%*1.0]
Performance Weighing of AIP Award				122.7%

Assuming no discretionary adjustment by the Personnel and Compensation Committee, the hypothetical executive’s performance adjusted AIP award would be 74% of salary (60% *122.7%), or $220,860.

Individual performance objectives typically consist of five or six goals for each named executive that are weighted in terms of importance. Some of the goals are corporate-level goals shared by all named executives and some goals are specific to individual executives. The goals are qualitative and quantitative in nature. Corporate-level goals included continued implementation of our three-year strategic plan and the achievement of specific revenue and earnings per share targets set forth in our operating plan. Individual-specific goals included achieving specified targets for cost reductions, free cash flow, warranty and rework costs and working capital, improving linear shipments, ensuring effective internal control procedures and compliance with laws and company policies, successfully implementing and consolidating financial planning systems, succession planning, and successfully integrating acquisitions. In 2014, achievement of no specific individual performance goal for named executives accounted for more 10% of a named executive’s actual bonus.

The Personnel and Compensation Committee determined that Dr. Mehrabian achieved 180.9% of his individual performance objectives, based on his efforts in successfully implementing plans to achieve financial objectives, reducing the company’s cost structure, consolidating business units, ensuring effective internal control structures and compliance with laws and company policies and his continued development of succession plans for senior leadership. Based on recommendations by the Chairman, President and Chief Executive Officer, the Committee determined that: Ms. Main achieved 200% of her individual performance objectives, in part due to her efforts to ensure effective internal controls and procedures and implementing new financial systems; Mr. Pichelli achieved 200% of his individual performance objectives, in part due to his outstanding segment leadership, his leadership role in consolidating facilities, improving operating margins and generating consistent and improved earnings and his efforts to integrate acquired companies; Mr. Geveden achieved 110% of his individual performance objectives, in part due to improvements resulting from his leadership role at the Teledyne DALSA group of businesses; and Miss Cibik achieved 150% of her individual performance objectives, due in part to overall excellence in her role and the quality of her legal advice.

It is the policy of the Personnel and Compensation Committee not to make discretionary adjustments in determining AIP awards for named executives and no such adjustments were made in determining actual 2014 Annual Incentive Plan awards.

For 2014, aggregate awards for all employees were paid from a pool equal to 5.7% of operating profit before payment of AIP awards, which is less than the 11% limit initially established by the Personnel and Compensation Committee when it approved the 2014 AIP goals. The 11% limit is a cap for the aggregate bonus amounts. It is not a pre-determined amount from which bonuses are to be distributed; instead it serves as a control to ensure that the actual aggregate AIP award is not unreasonable.

Long-Term Incentives.    Long-term incentives consist of three components: stock options, a three-year PSP and a performance-based restricted stock award program. We believe that the incentives provided by our stock options, PSP award and performance-based restricted stock award programs are consistent with our compensation goals of employee retention, rewarding executives for long-term performance and rewarding executives for long-term increases in our stock price, both in absolute terms and as compared to the broader market. The terms of our 2014 Incentive Award Plan require that all full value awards, which include shares issued under our performance-based restricted stock award program and PSP, have vesting schedules of at least three years. We believe the three-year vesting or performance period of our long-term incentives is consistent with market practice and our overall compensation objectives.

Stock Options.    Stock options generally are awarded annually to a broad group of key employees who are nominated by management to receive awards and whose awards the Personnel and Compensation Committee approves. In practice, the amount of the award generally depends on the employee’s position. Stock options provide our employees with the opportunity to participate in shareholder value created as a result of stock price appreciation, and as a result further our objective of aligning the interests of management with the interests of our stockholders.

All stock options granted are non-qualified stock options, vest at a rate of one-third per year, with full vesting at the end of three years and have a term of ten years. A description of the terms under our incentive plans related to the treatment of stock options upon termination of employment can be found under the heading “Potential Payments Upon Termination or a Change in Control” on page 56 of this Proxy Statement.

In 2014, we awarded stock options for an aggregate of 565,508 shares of common stock to Teledyne employees, of which options to purchase 109,000 shares of common stock were awarded to named executives. For purposes of the Summary Compensation Table, stock options are valued at fair value calculated in accordance with FAS Topic 718 and the compensation expense associated with an executive’s stock options as of the end of our 2014 fiscal year is reported in the Option Awards column.

The following table represents actual stock option grants awarded to named executives in 2014 and 2013:

Participants	2014	2013
Robert Mehrabian	50,000	50,000
Susan L. Main	12,000	12,000
Aldo Pichelli	20,000	20,000
Rex D. Geveden	20,000	15,000
Melanie S. Cibik	12,000	12,000

The Personnel and Compensation Committee determines the size of awards for named executive officers (other than the Chief Executive Officer) based on the recommendation of the Chief Executive Officer. The size of the award for the Chief Executive Officer is made at the sole discretion of the Personnel and Compensation Committee. In determining the amount of options awarded to named executives in 2014, the Personnel and Compensation Committee used historical grants as a guideline and considered the market data provided by its independent consultant in making adjustments to historical grants. 2014 option awards to named executives were the same as 2013 option awards, except Mr. Geveden received an additional award of 5,000 options upon his assumption of additional responsibilities related to Teledyne DALSA in May 2014.

Performance Share Program.    PSP awards are intended to reward executives to the extent we achieve specific pre-established financial performance goals and provide a greater long-term return to shareholders relative to a broader market index. The PSP provides grants of performance share units, which key officers and executives may earn if we meet specified performance objectives over a three-year period. Forty percent of the award is based on the achievement of specified levels of operating profit, 30% on the achievement of specified levels of revenue and 30% on the achievement of specified levels of return to shareholders. For the 2009-2011 and 2012-2014 cycles, the Russell 2000 Index is the benchmark for the specified return to shareholders component. No awards are made if the three-year aggregate operating profit is less than 75% of target, unless the Personnel and Compensation Committee determines otherwise. The percentages referred to above are then adjusted to reflect the extent to which actual performance is greater or less than the target. Performance above the target is rewarded proportionally better than performance below the target, as more fully described below:

Operating Profit	If actual performance equals or exceeds 120% of the target, the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 75% of target, the component is given a weighting of 0%. To the extent actual performance falls between 75% and 120% of target, the multiplying factor is adjusted proportionally (a reduction of three percent for each percentage point that actual performance falls below 100% and an increase of five percent for each percentage point that actual performance is above 100%).
Revenue	If actual performance equals or exceeds 120% of the target, the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 67% of target, the component is given a weighting of 0%. To the extent actual performance falls between 67% and 120% of target, the multiplying factor is adjusted proportionally (a reduction of three percent for each percentage point that actual performance falls below 100% and an increase of five percent for each percentage point that actual performance is above 100%).
Return to Shareholders	If actual performance equals or exceeds 120% of the target, the component is weighted by multiplying the percentage by 2 (200%). If actual performance is less than 67% of target, the component is given a weighting of 0%. To the extent actual performance falls between 67% and 120% of target, the multiplying factor is adjusted proportionally.

The sum of the components, after being weighted for performance, is then multiplied by the executive’s target PSP opportunity percentage to arrive at the executive’s performance adjusted PSP award, which is expressed as a percentage of base salary. The maximum award is 200% of the executive’s target PSP opportunity percentage. Operating profit and revenue includes contributions from acquisitions during the performance cycle and may be adjusted to reflect the impact of significant changes in accounting principles, discontinued operations, unusual or extraordinary corporate transactions, events or developments, and unusual tax benefits.

Awards are generally paid to the participants in three annual installments after the end of the performance cycle so long as they remain employed. A description of the treatment of PSP awards upon termination of employment can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 56 of this Proxy Statement. Awards are generally paid 50% in cash and 50% in stock, subject to availability of shares. The award for the 2012-2014 performance cycle for named executives will be paid 100% in cash, due to the unavailability of shares under the Company’s incentive award plan at the time that award was established.

In January 2012, the Personnel and Compensation Committee established a performance cycle for the three-year period ended December 28, 2014. With respect to this 2012-2014 cycle, in January 2015 the Personnel and Compensation Committee determined that 134.6% of the target performance was met. The 2012-2014 performance cycle had the following target performance goals:

Performance Goal	Target
Operating Profit	Aggregate of $785.0 million for three years
Revenue	Aggregate revenue of $6.569 billion for three years
Return to Shareholders	Return on Teledyne stock equal to the return of the Russell 2000 Index over three years

As of the end of the 2014 fiscal year, there were 48 participants in the 2012-2014 performance cycle. All of the named executives in the Summary Compensation Table participate in the 2012-2014 PSP.

Pursuant to SEC guidance, the entire cash portion of the PSP for the 2012-2014 performance cycle will be included in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column in the year in which the performance criteria are met, even though no payments took place in 2014 and the award will not be fully paid until 2017. This is explained in more detail in footnote 4 to the Summary Compensation Table on page 46.

The PSP award is expressed as a percentage of the participant’s base salary as of the date that the award is granted. The percentage may be increased on a prorated basis during the award cycle in the case of promotions. The following schedule shows the awards under the 2012-2014 cycle of the PSP for named executives expressed as a percentage of 2012 base salary (the year in which the PSP cycle was established):

	PSP Award as a Percent of 2012 Base Salary
Participants	Target	Maximum	Actual
Robert Mehrabian	150%	300%	202%
Susan L. Main	125%	250%	198%
Aldo Pichelli	125%	250%	168%
Rex D. Geveden	125%	250%	176%
Melanie S. Cibik	125%	250%	186%

In January 2009, the Personnel and Compensation Committee established a performance cycle for the three-year period ended December 31, 2011. With respect to this 2009-2011 cycle, in January 2012 the Personnel and Compensation Committee determined that 100% of the target performance was met. The amount of cash that the named executives received under the 2009-2011 performance cycle in 2014 can be found in footnote 4 to the Summary Compensation Table.

Restricted Stock Award Program.    This program provides grants of performance-based restricted stock, generally each calendar year, to key employees at an aggregate fair market value equal to a percentage of each recipient’s annual base salary as of the date of the grant, unless otherwise determined by the Personnel and

Compensation Committee. For tax reasons, Canadian residents that participate in this program are granted restricted stock units that include the same time-based and performance-based components as restricted stock. The restrictions are subject to both a time-based and performance-based component. In general, the restricted period for each grant of performance-based restricted stock extends from the date of the grant to the third anniversary of such date, with the restrictions lapsing on the third anniversary. However, unless the Personnel and Compensation Committee determines otherwise, if we fail to meet certain minimum performance goals for a multi-year performance cycle (typically three years) established by the Personnel and Compensation Committee as applicable to a performance-based restricted stock award, then all of the restricted stock would be forfeited. If we achieve the minimum performance goals, but fail to attain an aggregate level of 100% of the targeted performance goals, then a portion of the restricted stock would be forfeited.

The following schedule shows the percent of base salary used to determine the restricted stock awards granted in 2014 to named executives:

Participants	Restricted Stock Award as a Percent of Base Salary
Robert Mehrabian	100%
Susan L. Main	45%
Aldo Pichelli	60%
Rex D. Geveden	45%
Melanie S. Cibik	30%

The targeted performance goal for 2014, as in previous years, is the price of our common stock as compared to the Russell 2000 Index. In order for a participant to retain any of the restricted shares, our three-year aggregate return to shareholders (as measured by our stock price) must be more than 35% of the performance of the Russell 2000 Index for the three-year period. If our stock performance is less than 35% of the Russell 2000 Index performance, all restricted shares would be forfeited. If it ranges from 35% to less than 100%, a portion of the restricted shares will be forfeited. If it is 100% or greater, no shares are forfeited and the participant does not receive additional shares.

We believe that benchmarking the performance-based restricted stock performance goals to a broader market index like the Russell 2000 Index aligns the interest of management and stockholders because executives are rewarded only to the extent that our stock price performs relative to the stock prices of companies with similar market capitalizations.

A participant cannot transfer the restricted stock during the restricted period. In addition, during the restricted period, restricted stock generally will be forfeited upon a participant’s termination of employment. A description of the treatment of performance-based restricted stock awards upon termination of employment in cases of death, disability or retirement can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 56 of this Proxy Statement. Upon expiration of the restricted period, absent any forfeiture, we will deliver to the recipient certificates for the appropriate number of shares of common stock, as determined by the Personnel and Compensation Committee based on achievement of the specified performance objectives, free of the restrictive legend.

We granted performance-based restricted stock to key employees on January 20, 2015, January 21, 2014, January 22, 2013, January 24, 2012 and January 25, 2011. Restrictions on 100% of the January 25, 2011 award lapsed on January 25, 2014, since the performance of our stock price was 141.8% of that of the Russell 2000 for the three-year period ended December 31, 2013. Restrictions on 100% of the January 24, 2012 award lapsed on January 24, 2015, since the performance of our stock price was 114.9% of that of the Russell 2000 for the three-year period ended December 31, 2014, and the Personnel and Compensation Committee confirmed release of all restrictions on February 17, 2015.

For purposes of the Summary Compensation Table, performance-based restricted stock awards are valued at fair value on the date of grant as calculated in accordance with FASB ASC Topic 718 and this value is reported in the Stock Awards column.

The potential payouts under January 21, 2014 restricted stock can be found in the table headed “Grants of Plan-Based Awards” on page 48 of this Proxy Statement. The maximum number of shares that the named executive could retain under the performance-based restricted stock awards granted January 24, 2012, January 22, 2013 and January 21, 2014, can be found in the table headed “Outstanding Equity Awards at Fiscal Year End” beginning on page 49 of this Proxy Statement.

Stock Ownership Policies

Our Personnel and Compensation Committee believes stock-based compensation is an important element of compensation and, as discussed above, stock-based compensation figures prominently in our mix of compensation. In 2008, our Board adopted stock ownership guidelines that require key executives and non-employee directors to maintain ownership of a specified amount of Teledyne common stock. Key executives are required to own shares of Teledyne common stock equal in market value to the amount set forth below:

Position	Value of Shares Owned
Chairman, President and Chief Executive Officer	5 x base salary
Corporate Senior Vice Presidents or Higher	3 x base salary
Segment Presidents or Senior Vice Presidents	2 x base salary
Corporate Vice Presidents (Corporate and General Managers) and other Executives	1 x base salary

A key executive who is defined as a recipient of a performance-based restricted stock or stock unit award is expected to attain the minimum level of target ownership within a period of five years from the date of hire or promotion, and is expected to own continuously sufficient shares to meet the guideline once attained.

Each non-employee director is required to own shares of Teledyne common stock equal in market value to three times the amount of the annual retainer. A new director is expected to attain the minimum level of target ownership within a period of five years from the date he or she is first becomes a director of the Company. Once achieved, the guideline amount must be maintained for so long as the non-employee director retains his or her seat on the Board.

In determining the value of common stock the Nominating and Governance Committee uses the average price of Teledyne common stock during the most recent calendar year. Performance-based restricted stock and stock units and vested in-the-money options are included in the definition of common stock.

Our Nominating and Governance Committee reviews compliance with the stock ownership guidelines annually at its January meeting. As of the end of our 2014 fiscal year, all of our key executives and non-employee directors owned sufficient shares to comply with the guidelines with the exception of two executives and one non-employee director, all of whom have additional time to achieve compliance pursuant to the terms of the guidelines. All of our named executives owned sufficient shares as of the end of 2014 to comply with the guidelines. The full text of our stock ownership guidelines is available on our website at www.teledyne.com under “Corporate Information — Governance”.

Change in Control Severance Agreements

Each of our named executives is a party to a change in control severance agreement with us. A description of the terms of the agreements can be found under the heading “Potential Payments Upon Termination or a Change in Control” beginning on page 56 of this Proxy Statement. In entering into these agreements, the Personnel and Compensation Committee desired to assure that we would have the continued dedication of certain executives and the availability of their advice and counsel, notwithstanding the possibility of a change in control, and to induce such executives to remain in our employ. The Personnel and Compensation Committee believes that, should the possibility of a change in control arise, it is imperative that we be able to receive and rely upon our executives’ advice, if requested, as to the best interests of our Company and stockholders without the concern that he or she might be distracted by the personal uncertainties and risks created by the possibility of a change in control. The Personnel and Compensation Committee also considered arrangements offered to similarly situated executives of comparable companies.

We chose the specific amounts and triggers contained in the change in control severance agreements because we believe such terms provide reasonable assurances that our executive officers will remain with us during an acquisition or change of control event, should one occur, and assist in the assessment of a possible acquisition or change in control event and advise management and the Board as to whether such acquisition or change in control event would be in the best interests of our Company and stockholders.

In 2010, the Personnel and Compensation Committee, with assistance from Exequity LLP, undertook a review of its change in control severance agreements and identified areas where Teledyne’s agreements may have deviated from current best practices. In December 2010, the Personnel and Compensation Committee authorized management to prepare a revised form of change in control severance agreement so that it conforms to prevailing best practices and asked each of our senior executives that have agreements already in place to voluntarily agree to amend and restate those agreements so that they contain these revised terms. All of the named executives agreed to modify their original agreements and consequently entered into amended and restated agreements effective as of January 31, 2011. For a description of the material terms of the change in control agreements, please see “Potential Payments Upon Termination or a Change in Control — Change in Control Severance Agreements” on page 56 of this Proxy Statement.

As compared to the original agreements, the amended and restated change in control severance agreements:

•

Eliminate a “gross up payment” to hold the executive harmless against the impact, if any, of federal excise taxes imposed on executive as a result of “excess parachute” payments as defined in Section 280G of the Internal Revenue Code. Instead, the executive will receive the better of, on an after-tax basis, (a) the unreduced excess parachute payment with no tax gross up, or (b) a parachute payment reduced to a level below which an excise tax is imposed.

•	Change the “single trigger” vesting of stock options upon a change of control to a “double trigger”.

•

Change the formula for calculating the amount of severance: instead of the severance payment being a multiple of base salary plus bonus, with bonus being the higher of target or the most recent bonus payout, the severance payment will be a multiple of base salary plus bonus, with bonus being the higher of target or the prior three-year average bonus.

•	Reduce the amount of short year bonus: instead of a short year bonus being calculated at maximum (i.e., two times target), short year bonus will be calculated at target.

The amended and restated change in control severance agreements do not contain any new benefits for the executives.

The Personnel and Compensation Committee has reviewed the potential aggregate costs to a potential acquirer associated with the change in control severance agreements. The Personnel and Compensation Committee considers it unlikely that the employment of all employees that have change in control severance agreements would be terminated following a change in control. The Personnel and Compensation Committee did not adjust the compensation of the employees as a result of the employees entering into or agreeing to modify these change of control severance agreements.

Employment Agreements

Agreement with Dr. Mehrabian.    In 1999, we entered into an employment agreement with Dr. Mehrabian, which agreement was amended and restated on April 25, 2001, to update Dr. Mehrabian’s titles and the types and rates of compensation to which he was entitled, on January 24, 2006, primarily to assure compliance with

Section 409A of the Internal Revenue Code, on September 1, 2007, to reflect an increase in Dr. Mehrabian’s base salary and, per Dr. Mehrabian’s request, to reflect that his eligibility to receive country club and city club membership and related tax gross-ups was discontinued, and on January 22, 2009, principally to amend the termination and renewal provisions. On October 22, 2013, the employment agreement was further amended and restated principally to update Dr. Mehrabian’s base salary, AIP and restricted stock award targets and provide that the term of the Employment Agreement will continue through December 31, 2017. The employment agreement was initially entered into in order to memorialize compensation-related agreements made by Dr. Mehrabian and Allegheny Technologies Incorporated prior to our spin-off from that company. The amended and restated employment agreement provides that we shall employ Dr. Mehrabian as our Chairman, President and Chief Executive Officer.

Under the current agreement, Dr. Mehrabian has an annual base salary of $930,000, effective January 1, 2014 (increasing to $955,000 effective January 1, 2015). The agreement provides that Dr. Mehrabian is entitled to participate in our annual incentive bonus plan at a target percentage of 120% of base salary, the restricted stock award program at a percentage of base salary equal to 100% and other executive compensation and benefit programs. The agreement provides Dr. Mehrabian with a supplemental non-qualified pension arrangement, which we will pay to Dr. Mehrabian starting six months following his retirement for a period of ten years. Effective July 31, 2007, the number of years of credited service under this supplemental pension equalization plan reached the maximum number of ten years; as a result, no additional years of service will be credited under this plan.

On May 16, 2014, Mr. Geveden and Teledyne entered into a letter agreement in connection with Mr. Geveden’s appointment as President of Teledyne DALSA and his temporary relocation to Ontario, Canada. Pursuant to the letter agreement, effective May 16, 2014, Mr. Geveden’s annual base salary is $435,000 (up from his 2014 beginning base salary of $410,000), he will be entitled to participate in the AIP and other executive compensation and benefit programs, he will be eligible for reimbursement of up to $200,000 to cover all relocation costs for his move to Canada and will be eligible for reimbursement of up to $200,000 to cover all relocation costs for his move back to the United States to further his employment with Teledyne, in each case net of taxes, and Teledyne will make an additional tax equalization payment to compensate Mr. Geveden for any additional Canadian income tax liability which he may incur as a result of the performance of his duties in Canada.

Perquisites and Other Benefits

All of our named executives receive car allowances and/or leased vehicles. We provide car allowances and leased vehicles in cases where the named executive typically travels for business and also for retention of senior executives. In 2014, Mr. Geveden was entitled to relocation reimbursement, housing assistance and tax equalization payments described above in the section entitled “Employment Agreements.”

Deferred Compensation

Our named executives are eligible to participate in our executive deferred compensation plan. The deferred compensation plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available to all members of management and certain other highly-compensated employees for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees. A description of the terms of the deferred compensation plan can be found under the heading “Nonqualified Deferred Compensation” beginning on page 52 of this Proxy Statement. In addition, the Nonqualified Deferred Compensation Table on page 52 of this Proxy Statement sets forth information about the account balances, contributions and withdrawals of each named executive that participates in the deferred compensation plan.

Pension Plans

Our pension plan was initially established at the time of our spin-off. Our domestic defined benefit pension plan covers substantially all U.S. employees hired before January 1, 2004. Effective January 1, 2004, in order to limit our future obligations under our pension plan, new employees do not participate in the pension plan. Of our named executives, Dr. Mehrabian, Mr. Pichelli and Miss Cibik participate in our pension plan. The annual benefits payable under the pension plan to participating salaried employees retiring at or after age 65 is calculated under a formula which takes into account the participant’s compensation and years of service. The Internal Revenue Code limits the amounts payable to participants under a qualified pension plan. We have also adopted a benefit restoration/pension equalization plan, which is designed to restore benefits that would be payable under the pension plan provisions but for the limits imposed by the Internal Revenue Code, to the levels calculated pursuant to the formulas contained in the pension plan provisions or for any monies deferred under our deferred compensation plan. Effective December 31, 2014, the benefit restoration/pension equalization plan was amended to freeze the date of accruals under the plan effective February 28, 2015. The amounts received by the named executives that participate in the pension plans can be found in the Pension Benefits Table beginning on page 50 of this Proxy Statement.

A description of the terms of our pension plan can be found under the heading “Pension Benefits” beginning on page 50 of this Proxy Statement. In addition, the Pension Benefits Table sets forth information about each named executive’s years of credited service and the actuarial present value of each named executive’s accumulated benefit under our pension plan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for annual compensation paid to a chief executive officer and certain other highly compensated officers in excess of $1 million unless the compensation qualifies as “performance-based” or is otherwise exempt under the law. Our stock incentive plans are intended to meet the deductibility requirements of the regulations promulgated under Section 162(m). However, the Personnel and Compensation Committee may determine in any year that it would be in our best interest for awards to be paid under stock incentive plans, or for other compensation to be paid, that would not satisfy the requirements for deductibility under Section 162(m). In making such determination, the Personnel and Compensation Committee would consider the net cost to us and our ability to effectively administer executive compensation in the long-term interests of shareholders.

Clawback Policy

In February 2014, our Board approved a “clawback” policy that gives the Board the ability to seek reimbursement from executive officers of bonus, incentive and equity based awards under the following circumstances:

•

the executive’s award was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement and a lower payment, award, or vesting would have occurred based upon the restated financial results; or

•	in the Board’s view, the executive officer engaged in fraud or criminal misconduct related to the company or its business.

This clawback policy applies to awards paid or vesting after January 1, 2014. The policy further provides that the Board will not seek to recover awards that are paid or that have vested more than three years prior to the date the applicable restatement is disclosed.

In addition, individual performance objectives for executive officers under our Annual Incentive Plan program include compliance with laws and Company policies and procedures. As a result, an executive’s bonus may be adversely affected to the extent a financial restatement or similar event involved a violation of law or Company policy.

Policies Relating to the Timing and Pricing of Stock Option Awards and Stock Awards

Stock Options    Stock options may be granted under our 2014 Incentive Award Plan by the Personnel and Compensation Committee, which is the administrator of the plan. The Personnel and Compensation Committee has delegated authority to our Chief Executive Officer to grant a specified number of options to employees under the 2014 Incentive Award Plan. This authority is used to make grants to new hires, upon promotion of certain employees, to retain certain employees, and in connection with acquisitions. Of these shares, 43,500 remained available for grant by our Chief Executive Officer under this delegated authority as of February 15, 2015.

Since April 2012, stock options are granted to employees by the Personnel and Compensation Committee in April of each year at its regularly scheduled committee meeting prior to the Annual Meeting of Stockholders. We typically issue our press release containing financial results for the first quarter shortly following this meeting date. Grants by our Chief Executive Officer under his delegated authority may be made at any time, but primarily have been made to new hires (including new hires resulting from acquisitions) or following the successful completion of special projects. In 2014, 6,500 options were granted to employees by our Chief Executive Officer under his delegated authority. Under administrative rules relating to non-employee director equity compensation under the 2014 Incentive Award Plan, an annual grant of options to purchase 4,000 shares was made to each non-employee director after our 2014 Annual Meeting of stockholders. In addition, in 2014 directors could elect to receive all or a part of their board and committee meeting fees and annual retainer fee in the form of stock options. Effective January 1, 2015, annual option grants and meeting fees for non-employee directors were eliminated and non-employee directors may no longer elect to receive annual retainer fees in the form of stock options or stock.

Pursuant to the terms of the 2014 Incentive Award Plan, the exercise price for new stock option grants must equal the fair market value of our common stock, which for purposes of the Plan is defined as the closing sales price of a share of our common stock on the NYSE on the date of grant. New grants made by our Personnel and Compensation Committee have exercise prices equal to the fair market value of our common stock on the date of the meeting at which the grant was approved by the Personnel and Compensation Committee. Grants made by the Chief Executive Officer have exercise prices equal to the fair market value of our common stock on the date of grant. Stock options granted to non-employee directors in 2014 as part of the annual grant have exercise prices equal to the fair market value of our common stock on the date of grant. For a non-employee director that elected to have all or a portion of his or her 2014 retainer or meeting fees paid in the form of stock options, the number of shares to be subject to the stock option is determined by dividing the applicable portion of the non-employee director’s fees elected to be received as stock options by an amount equal to the fair market value of a share of common stock on the date of grant multiplied by 0.3333, and the exercise price for such non-employee director’s stock options is equal to the fair market value of our common stock on the date of grant multiplied by 0.6666.

Stock Awards    Performance-based restricted stock awards and the stock portion of PSP awards may be granted under our stockholder-approved incentive award plans by the Personnel and Compensation Committee, which is the administrator of the Plan.

Performance-based restricted stock awards are generally granted each year by the Personnel and Compensation Committee at its regularly scheduled meeting in January. For 2014, the number of shares was determined by dividing an amount generally equal in value to a specified percentage of a participating executive’s base salary by the average of the high and low stock prices for 20 trading days preceding the date of grant.

Performance cycles under the PSP are generally established once every three years, at the Personnel and Compensation Committee’s regularly scheduled meeting in January. Under our incentive award plans, the number of shares for the stock portion of the award is determined by dividing one half of the value of the award by an amount equal to the fair market value of a share of our common stock on the NYSE on the date that the performance cycle is established by the Personnel and Compensation Committee.

For non-employee directors that elected to receive meeting fees or annual retainer fees in the form of a stock award the number of shares to be subject to the stock award is determined by dividing the applicable portion of the non-employee director’s fees elected to be received as stock by an amount equal to the closing sales price of a share of our common stock on the NYSE on the meeting date. For annual retainer fees, which are paid semi-annually, the grant date is the first business day of January and July. Effective January 1, 2015, annual option grants and meeting fees for non-employee directors were eliminated, and non-employee directors may no longer elect to receive annual retainer fees in the form of stock options or stock. Instead, beginning with the 2015 Annual Meeting of Stockholders, non-employee directors will automatically be granted an award of restricted stock units in an amount equal to $110,000 divided by the fair market value our common stock on the NYSE on the date of the respective annual meeting.

Personnel and Compensation Committee Report

The following report of the Personnel and Compensation Committee is included in accordance with the rules and regulations of the Securities and Exchange Commission. It is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended.

Personnel and Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Teledyne Technologies Incorporated’s Annual Report on Form 10-K for the year ended December 28, 2014.

Submitted by the Personnel and Compensation Committee of the Board of Directors:

Charles Crocker, Chair

Roxanne S. Austin

Kenneth C. Dahlberg

Jane C. Sherburne

Wesley W. von Schack

February 17, 2015

Compensation Committee Interlocks and Insider Participation

No member of the Personnel and Compensation Committee of our Board of Directors is an officer or employee of the Company. During 2014, no member of the Committee had a current or prior relationship and no officer who was a statutory insider had a relationship to any other company, in each case that must be described under the SEC rules relating to disclosure of executive compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth information about the compensation earned by certain of our executive officers during the 2014, 2013 and 2012 fiscal years. It sets forth information about compensation paid to: (1) our Chief Executive Officer, (2) our Chief Financial Officer and (3) the three other most highly compensated executive officers who were required to file reports under Section 16 of the Securities Exchange Act of 1934 for fiscal 2014 (collectively, the “named executives”).

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation		Total
Robert Mehrabian	2014	$930,000	—	$892,391	$1,820,000	$3,337,092	$1,434,899	$12,000	(6)	$8,426,382
Chairman, President and	2013	$910,000	—	$1,014,705	$1,358,500	$1,338,300	$168,602	$12,000		$4,802,107
Chief Executive Officer (Principal Executive Officer)	2012	$892,692	—	$210,197	$836,500	$1,258,000	$771,424	$12,000		$3,980,813
Susan L. Main	2014	$425,006	—	$183,528	$436,800	$1,024,012	—	$25,290	(7)	$2,094,636
Senior Vice President and Chief Financial	2013	$360,000	—	$105,063	$326,040	$275,600	—	$24,577		$1,091,280
Officer (Principal Financial Officer)	2012	$296,962	—	$68,144	$167,300	$293,200	—	$23,536		$849,142
Aldo Pichelli	2014	$435,635	—	$250,834	$728,000	$1,051,117	$643,580	$24,925	(7)	$3,134,091
Executive Vice President	2013	$425,000	—	$248,091	$543,400	$351,800	—	$22,396		$1,590,687
	2012	$404,859	—	$93,992	$358,500	$276,800	$751,888	$20,559		$1,906,598
Rex D. Geveden	2014	$425,338	$93,300	$177,018	$729,050	$914,761	—	$292,265	(8)	$2,631,732
Executive Vice President	2013	$400,005	—	$116,730	$407,550	$293,700	—	$19,881		$1,237,866
	2012	$370,310	—	$85,701	$286,800	$365,100	—	$229,569		$1,337,480
Melanie S. Cibik	2014	$385,715	—	$111,032	$436,800	$839,616	$352,477	$11,598	(9)	$2,137,238
Senior Vice President,	2013	$360,000	—	$105,063	$326,040	$264,800	—	$12,377		$1,068,280
General Counsel and Secretary	2012	$311,928	—	$68,011	$167,300	$293,200	$186,070	$13,772		$1,040,281

(1)	Other than Mr. Geveden, the named executives were not entitled to receive any payments that would be characterized as “Bonus” payments for the 2014, 2013 and 2012 fiscal years. Amounts listed under the column “Non-Equity Incentive Plan Compensation” for 2014 include the AIP awards for 2014 performance. See footnote 4 for more information on these awards. In February 2015, the Personnel and Compensation Committee authorized a supplemental bonus for Mr. Geveden in recognition of the increased responsibilities he assumed as President of Teledyne DALSA and his relocation to Canada in 2014.

(2)	For 2014, represents the aggregate fair value on the date of grant of the named executive’s 2014 restricted stock awards, based on the probable outcome of the performance conditions of those awards on the date of grant, as calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K under the heading “Restricted Stock Award Program”. The maximum value of these stock awards assuming the highest level of performance conditions is achieved, as calculated in accordance with FASB ASC Topic 718, is the same as the probable outcome on the date of grant.

(3)	Represents the aggregate fair value on the date of grant of the named executive’s option grant(s) in 2014, as calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K under the heading “Stock Incentive Plans”.

(4)

For 2014, consists of (a) the Annual Incentive Plan awards for 2014 performance, payment of which was approved by the Personnel and Compensation Committee on February 17, 2015, and paid on March 6, 2015, plus (b) the 2012-2014 Performance Share Program, which is scheduled to be paid in three equal installments from 2015 through 2017. The amount of the Annual Incentive Plan awards for 2014 for each of the named executives was as follows: Dr. Mehrabian: $1,550,000; Ms. Main, $454,900; Mr. Pichelli: $384,900; Mr. Geveden, $279,800; and Miss Cibik: $307,200. The amount of the 2012-2014 PSP award for each of the named executives was as follows: Dr. Mehrabian: $1,787,092; Ms. Main, $569,112; Mr. Pichelli: $666,217; Mr. Geveden, $634,961; and Miss Cibik: $532,416. Pursuant to the proxy disclosure rules of the SEC, cash awards under our performance share program are deemed earned in the last year of the performance cycle, at the time when performance criteria are satisfied, even though they are paid to participants in three annual installments after the end of the performance cycle so long as the participants remain employed by Teledyne or retire. As a result, the amounts listed in this column include the entire amount of the 2012-2014 PSP but do not include the following cash amounts paid in 2014, representing the final installment payment under the 2009-2011 Performance Share Plan: Dr. Mehrabian, $210,000; Ms. Main, $45,417; Mr. Pichelli, $78,126; Mr. Geveden, $53,006; and Miss Cibik, $45,334. Participants in the performance share program may further elect to pay taxes due with respect to an installment payment with awarded shares, awarded cash or a combination thereof. Each of the named executives chose to pay some or all of their taxes by reducing the number of shares to which he or she was entitled. Dr. Mehrabian, Ms. Main, Mr. Pichelli, Mr. Geveden and Miss Cibik were reduced by 4,191, 955, 1,642, 1,108 and 652 shares, respectively, and the cash portion of their awards increased by $388,233, $62,667, $152,107, $102,640 and $60,398 to pay applicable taxes.

(5)	For 2014, represents the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Teledyne Technologies Incorporated Pension Plan, the Teledyne Technologies Pension Equalization/Benefit Restoration Plan and, in the case of Dr. Mehrabian, the supplemental pension arrangement contained in his employment agreement, for 2014. In computing these amounts, we used the same assumptions as were used to compute the annual accruals for possible future payments under our pension plans for our 2014 financial statements.

(6)	Represents car allowances.

(7)	Represents car allowances, Company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, death benefit under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan and employer matching contributions under the Employee Stock Purchase Plan.

(8)	Represents car allowances, Company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, and the following amounts related to Mr. Geveden’s relocation to Canada: $3,824 for spousal travel, $86,653 for closing costs on sale of U.S. home, $12,511 for title and deed costs related to purchase of home in Canada, $20,604 for shipment and storage of household goods, $69,390 as reimbursement for sales and value added tax on the purchase related to the purchase of home in Canada, $79,817 in reimbursements for taxes paid on relocation-related compensation and an estimated maximum amount of $13,115 in tax equalization payments to be made in 2015 related to 2014 income.

(9)	Represents imputed car benefit and car allowance, Company contributions pursuant to the Teledyne Technologies Incorporated 401(k) Plan, and employer matching contributions under the Employee Stock Purchase Plan.

Grants of Plan-Based Awards

The table below sets forth information on grants of plan-based awards to the named executives in fiscal year 2014. All equity grants were made under our 2014 Incentive Award Plan.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert Mehrabian	4/23/14								50,000	$94.24	$1,820,000
	1/21/14	(2)				3,550	10,143	10,143			$892,391
	1/21/14	(3)	—	$1,116,000	$2,232,000
Susan L. Main	4/23/14								12,000	$94.24	$436,800
	1/21/14	(2)				730	2,086	2,086			$183,528
	1/21/14	(3)	—	$318,755	$637,510
Aldo Pichelli	4/23/14								20,000	$94.24	$728,000
	1/21/14	(2)				998	2,851	2,851			$250,834
	1/21/14	(3)	—	$348,508	$697,016
Rex D. Geveden	4/23/14								15,000	$94.24	$546,000
	5/16/14								5,000	$94.77	$183,050
	1/21/14	(2)				704	2,012	2,012			$177,018
	1/21/14	(3)	—	$260,994	$521,988
Melanie S. Cibik	4/23/14								12,000	$94.24	$436,800
	1/21/14	(2)				442	1,262	1,262			$111,032
	1/21/14	(3)	—	$231,429	$462,858

(1)	Calculated in accordance with FASB ASC Topic 718. For performance based restricted stock awards, represents the value at the date of grant based on the probable outcome of the applicable performance conditions. For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K.

(2)	Represents the estimated future payouts under the performance-based restricted stock award granted on January 21, 2014.

(3)	Represents target and maximum amounts under the Annual Incentive Plan Awards for 2014, established on January 21, 2014. For the actual amounts paid under the 2014 Annual Incentive Plan (which were paid in February 2015), see the amounts listed under the column titled “Non-Equity Incentive Plan Award Compensation” and the related footnote in the Summary Compensation Table beginning on page 46.

The material terms of our Annual Incentive Plan, stock option awards, performance-based restricted stock award program and our employment agreement with Dr. Mehrabian are described in Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the named executives as of December 28, 2014, the last day of our 2014 fiscal year.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Robert Mehrabian	35,000	—	—	$32.35	1/24/16			4,741	(3)	$496,003
	35,000	—	—	$39.47	1/23/17			8,241	(4)	$862,173
	23,300	—	—	$50.79	1/22/18			5,854	(5)	$612,445
	35,000	—	—	$42.09	1/19/20			10,143	(6)	$1,061,161
	35,000	—	—	$46.86	1/25/21
	23,334	11,666	—	$64.73	4/25/22
	16,667	33,333	—	$75.13	4/24/23
	—	50,000	—	$94.24	4/23/24
Susan L. Main	10,000	—	—	$39.47	1/23/17			1,537	(3)	$160,801
	6,660	—	—	$50.79	1/22/18			1,630	(4)	$170,531
	7,000	—	—	$42.09	1/19/20			2,086	(6)	$218,237
	7,000	—	—	$46.86	1/25/21
	4,668	2,332	—	$64.73	4/25/22
	4,000	8,000	—	$75.13	4/24/23
	—	12,000	—	$94.24	4/23/24
Aldo Pichelli	10,000	—	—	$32.35	1/24/16			2,120	(3)	$221,794
	10,000	—	—	$39.47	1/23/17			3,849	(4)	$402,682
	6,660	—	—	$50.79	1/22/18			2,851	(6)	$298,272
	12,000	—	—	$42.09	1/19/20
	15,000	—	—	$46.86	1/25/21
	10,000	5,000	—	$64.73	4/25/22
	6,667	13,333	—	$75.13	4/24/23
	—	20,000	—	$94.24	4/23/24
Rex D. Geveden	6,660	—	—	$50.79	1/22/18			1,933	(3)	$202,230
	8,000	—	—	$42.09	1/19/20			1,811	(4)	$189,467
	12,000	—	—	$46.86	1/25/21			2,012	(6)	$210,495
	8,000	4,000	—	$64.73	4/25/22
	5,000	10,000	—	$75.13	4/24/23
	—	15,000	—	$94.24	4/23/24
	—	5,000	—	$94.77	5/16/24
Melanie S. Cibik	4,668	2,332	—	$64.73	4/25/22			1,534	(3)	$160,487
	4,000	8,000	—	$75.13	4/24/23			1,630	(4)	$170,531
	—	12,000	—	$94.24	4/23/24			1,262	(6)	$132,030

(1)	Stock options within each annual grant vest incrementally at a rate of one-third per year, with full vesting at the end of three years. Option awards where all or a portion of the award remain unvested were granted on April 25, 2012, April 24, 2013, April 23, 2014 and May 16, 2014.

(2)	Based on a closing share price of $104.62 on December 26, 2014, the last trading day before our fiscal year end.

(3)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 24, 2012, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period. 100% of this award fully vested on January 24, 2015, and the Personnel and Compensation Committee confirmed release of all restrictions on February 17, 2015.

(4)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 22, 2013, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period.

(5)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on October 22, 2013, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the performance period beginning on the date of grant and ending December 31, 2015.

(6)	Represents the maximum number of shares that the named executive could retain under the restricted stock award granted on January 21, 2014, if our three-year aggregate return to stockholders (as measured by its stock price) equals 100% or more of the Russell 2000 Index for the three-year performance period

Option Exercises and Stock Vested

The following table sets forth information about stock options exercised by the named executives in fiscal year 2014 and stock awards that vested or were paid in fiscal year 2014 to the named executives.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Robert Mehrabian	35,000	$2,595,331	5,719	(2)	$530,723	(3)
			1,572	(4)	$145,127	(5)
Susan L. Main	—	—	1,855	(2)	$172,144	(3)
			292	(4)	$26,957	(5)
Aldo Pichelli	—	—	2,553	(2)	$236,918	(3)
			502	(4)	$46,345	(5)
Rex D. Geveden	—	—	2,165	(2)	$200,912	(3)
			347	(4)	$32,035	(5)
Melanie S. Cibik	6,994	$402,552	1,852	(2)	$171,866	(3)
			592	(4)	$54,653	(5)

(1)	The value realized upon exercise of options reflects the price at which shares acquired upon exercise of the options were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.

(2)	Represents restricted stock granted on January 25, 2011 that vested on January 25, 2014, with restrictions on 100% of the original award lapsing.

(3)	Based on a closing share price of $92.80 on January 24, 2014.

(4)	Represents the third installment of the 2009-2011 performance cycle under the PSP paid on January 27, 2014, the date the shares were issued. Participants in the Performance Share Program may elect to pay taxes due with respect to an installment payment with awarded shares, awarded cash or a combination thereof. Each of the named executive officers chose to pay some or all of their taxes by reducing the number of shares to which he or she was entitled. Dr. Mehrabian, Ms. Main, Mr. Pichelli, Mr. Geveden and Miss Cibik were entitled to 5,763 shares, 1,247 shares, 2,144 shares, 1,455 shares and 1,244 shares, respectively. As a result of their elections, shares issuable to Dr. Mehrabian, Ms. Main, Mr. Pichelli, Mr. Geveden and Miss Cibik were reduced by 4,191, 955, 1,642, 1,108 and 652 shares, respectively, and the cash portion of their awards increased by $388,233, $62,667, $152,107, $102,640 and $60,398 to pay applicable taxes.

(5)	Based on a closing share price $92.32 on January 27, 2014, the date the shares were issued.

Pension Benefits

The following table describes pension benefits provided to the named executives as of the end of our 2014 fiscal year. Since Mr. Geveden and Ms. Main were hired after January 1, 2004, they do not participate in any defined benefit pension plan sponsored by us and are not included as named executives for purposes of this Pension Benefits discussion. For a discussion of the assumptions made in the valuation, please see Note 12 (Pension Plans and Postretirement Benefits) to the financial statements in our Annual Report on Form 10-K.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Robert Mehrabian	Teledyne Pension Plan	15.17	$587,876	—
	Pension Equalization/	15.17	$5,414,085	—
	Benefit Restoration Plan
	Supplemental Pension	10.00	$3,783,474	—
	(Employment Agreement)

Aldo Pichelli	Teledyne Pension Plan	30.00	$1,240,126	—
	Benefit Restoration/
	Pension Equalization Plan	30.00	$2,473,219	—

Melanie S. Cibik	Teledyne Pension Plan	16.75	$530,783	—
	Benefit Restoration/
	Pension Equalization Plan	16.75	$629,944	—

Teledyne Technologies Incorporated Pension Plan

In connection with the spin-off of Teledyne, we adopted the Teledyne Technologies Incorporated Pension Plan which covers substantially all U.S. employees hired prior to January 1, 2004. Effective January 1, 2004, new employee hires do not participate in the Pension Plan. As of the date of this proxy statement, approximately 18% of our active employees participate in the Pension Plan. The annual benefits payable under these parts of the pension plan to participating salaried employees retiring at or after age 65 is calculated under a formula which takes into account the participant’s compensation and years of service. The Internal Revenue Code limits the amounts payable to participants under a qualified pension plan.

The normal retirement age under the qualified Pension Plan is generally age 65. Participants that have satisfied the Pension Plan’s eligibility requirements and terminate employment on or after their normal retirement date will be eligible to receive a lifetime monthly income following termination of employment. Generally, the basic retirement benefit is equal to one percent of a participant’s average monthly compensation up to monthly Social Security covered compensation, plus 1.65% of average monthly salary in excess of monthly Social Security covered compensation. This amount is then multiplied by the years of credited service completed by the participant, up to 30 years. In general, a participant that has achieved the age of 55 and has completed five years of service or has a vested accrued benefit is eligible for early retirement benefits under the Pension Plan. Early retirement benefits are reduced by an amount equal to 3 percent for each year that a participant’s early retirement date precedes his or her normal retirement date. Participants in the Pension Plan have the choice of different annuity types. Participants are prohibited from changing the annuity type elected once monthly benefit payments begin. In 2011, we approved a plan amendment to change the rate at which pension benefits will accrue on after March 1, 2012, in order to reduce our pension benefit obligations. The pension benefit formula was changed from a “final average pay” calculation to a “career average pay” approach.

All of the named executives who participate in our pension plans are currently eligible for either normal retirement or early retirement. For named executives, a year of credited service is any year in which the named executive has performed 1,000 or more service hours. None of the named executives have been granted extra years of credited service and it is our policy not to grant participants, including named executives, with extra years of credited service.

Pension Equalization/Benefit Restoration Plan

We have also adopted a Pension Equalization/Benefit Restoration Plan, which is designed to restore benefits which would be payable under the pension plan provisions but for the limits imposed by the Internal Revenue Code, to the levels calculated pursuant to the formulas contained in the pension plan provisions or for any monies deferred under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan. The Pension Equalization/Benefit Restoration Plan provides that Teledyne will pay to the participant, without requirement for participant contribution upon his retirement, a retirement benefit equal to the difference between the maximum life annuity to which the participant would be entitled under the qualified Pension Plan upon his or her retirement and the life annuity which is actually paid to the participant under the qualified Pension Plan after giving effect to the limitations imposed by the Internal Revenue Code. Effective December 31, 2014, the Pension Equalization/Benefit Restoration Plan was amended to freeze the date of accruals under the plan effective February 28, 2015.

Employment Agreement with Dr. Mehrabian

The agreement with Dr. Mehrabian provides him with a non-qualified supplemental pension arrangement under which we will pay monthly to Dr. Mehrabian starting six months following his retirement and for a period of ten years, as payments supplemental to any accrued pension under our qualified pension plan, an amount equal to 50 percent of his base compensation as in effect at retirement. Effective July 31, 2007, the number of years of credited service under this supplemental pension equalization plan reached the maximum number of ten years; as a result, no additional years of service will be credited under this plan.

Nonqualified Deferred Compensation

The following table sets forth information about the participation of named executives in the Executive Deferred Compensation Plan in 2014.

Name	Executive Contributions in 2014 ($)		Registrant Contributions in 2014 ($)	Aggregate Earnings (Losses) in 2014 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)(2)
(a)	(b)		(c)	(d)	(e)	(f)
Robert Mehrabian	—		—	—	—	—
Susan L. Main	$49,285	(1)	—	$36,266	—	$672,652
Aldo Pichelli	—		—	$53,107	—	$1,365,724
Rex D. Geveden	—		—	$46	—	$26,431
Melanie S. Cibik	—		—	—	—	—

(1)	The entire amount of this contribution is reported as compensation in the Summary Compensation Table above.

(2)	The amounts in this column were reported as compensation to the named executive in the Summary Compensation Table for 2014 or in prior years, except for the amounts that represent earnings or losses under Executive Deferred Compensation Plan.

The Teledyne Executive Deferred Compensation plan is a voluntary, non-tax qualified, unfunded deferred compensation plan available to all employees earning $100,000 or more per year for the purpose of providing deferred compensation, and thus potential tax benefits, to these employees.

A participant in the Deferred Compensation Plan may elect to defer up to 100% of his or her salary and up to 100% of his or her bonus for a calendar year. As participants defer funds into the Deferred Compensation Plan, premiums in the amount of the deferrals are deposited in life insurance contracts. Participants make deemed investment choices in funds underlying life insurance contracts. Upon retirement or termination, a participant receives his or her account balance. A participant can also receive his or her benefits prior to retirement or termination by pre-selecting a distribution date that is no less than three calendar years after the end of the year for which the election is made. A participant may elect to receive an amount equal to 90% of his or her account balance prior to his or her payment eligibility date. A participant may change daily his or her investment designations. Deferral elections with respect to annual salaries are irrevocable, except that a participant may elect to increase, decrease or terminate his or her salary deferral earned during a calendar year by filing a new election on or before December 1 of the preceding calendar year. Deferral elections with respect to bonuses are irrevocable and must be made each calendar year.

Director Compensation

Directors who are our employees do not receive any compensation for their services on our Board or its committees. In 2014, Directors who are not our employees were paid an annual retainer fee of $80,000. Directors were also paid $1,500 for each Board meeting, Audit Committee meeting, Personnel and Compensation Committee meeting and Nominating and Governance Committee meeting attended. The chair of the Audit Committee is paid an annual fee of $15,000, each chair of the Personnel and Compensation Committee and Nominating and Governance Committee is paid an annual fee of $10,000 and our lead director is paid an annual fee of $15,000.

The non-employee directors also are eligible to receive equity compensation pursuant to administrative rules adopted under the incentive award plans approved by our stockholders. In 2014, in lieu of cash annual retainer fees, cash Committee chair fees and cash meeting fees, this plan permitted non-employee directors to elect to receive shares of our common stock and/or stock options or to defer compensation under the Teledyne Technologies Incorporated Executive Deferred Compensation Plan (including a phantom share fund, as described under the section entitled “Stock Ownership of Management – Phantom Shares”); provided, however, that at least 25% of the annual retainer fee must be paid in the form of our common stock and/or options to acquire our common stock. It also provided for automatic stock option grants for 4,000 shares of our common stock at the end of each Annual Meeting of Stockholders. If a non-employee director is first elected other than at an annual meeting, such non-employee director would receive an automatic option grant for 2,000 shares of our common stock.

Beginning January 1, 2015, the annual retainer was increased from $80,000 to $110,000, to be made in cash in two equal installments in January and July. Separate meeting fees were eliminated. In addition, following each Annual Meeting of Stockholders beginning with the 2015 Annual Meeting, non-employee directors will receive restricted stock units valued at $110,000 (or valued at $55,000 for a person who becomes a director for the first time after the date of the Annual Meeting). Annual option grants have been eliminated. The restricted stock units generally vest one year following the date of grant and are settled in shares of common stock on the date of vesting unless a director has elected to defer settlement of the award until his or her separation from Board service. No changes were made to the amount of annual retainer fees payable to the lead director or the committee chairs, which are paid in two equal installments in cash in January and July.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2014. Ms. Sherburne joined our Board on August 1, 2014. Ms. Bruch resigned from our Board for health reasons effective August 25, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Roxanne S. Austin	$104,000	—	$139,890	—	—	—	$243,890
Ruth E. Bruch	$98,000	—	$139,890	—	—	—	$237,890
Frank V. Cahouet	$120,500	—	$139,890	—	—	—	$260,390
Charles Crocker	$129,000	—	$139,890	—	—	$6,993	$275,883
Kenneth C. Dahlberg	$107,000	—	$139,890	—	—	—	$246,890
Simon M. Lorne	$105,500	—	$139,890	—	—	$54,869	$300,259
Paul D. Miller	$105,500	—	$139,890	—	—	$2,993	$248,383
Jane C. Sherburne	$36,277	—	$67,689	—	—	—	$103,966
Michael T. Smith	$115,500	—	$139,890	—	—	$40,552	$295,942
Wesley W. von Schack	$104,000	—	$139,890	—	—	—	$243,890

(1)	The amounts under the column headed “Fees Earned or Paid in Cash” include the cash value of meeting and/or retainer fees that the following directors elected to receive in the form of fully vested stock awards, as detailed below:

Name	Grant Date	Stock Award (#)	Fees Paid in Stock ($)
Roxanne S. Austin	1/2/14	222	$20,000
	7/1/14	204	$20,000
Ruth E. Bruch	1/2/14	444	$40,000
	7/1/14	408	$40,000
Charles Crocker	1/2/14	541	$48,750
	7/1/14	306	$30,000
Kenneth C. Dahlberg	1/2/14	222	$20,000
	7/1/14	204	$20,000
Paul D. Miller	1/2/14	333	$30,000
	7/1/14	306	$30,000
Jane C. Sherburne	8/1/14	91	$8,315
Michael T. Smith	1/2/14	277	$25,000
	7/1/14	204	$20,000
Wesley W. von Schack	1/2/14	222	$20,000
	7/1/14	204	$20,000

The amounts under the column headed “Fees Earned or Paid in Cash” include the cash value of meeting and/or retainer fees that the following director elected to receive in the form of fully vested phantom stock awards, as detailed below:

Name	Grant Date	Phantom Stock Award (#)	Fees Paid in Phantom Stock ($)
Frank V. Cahouet	1/2/14	458	$41,250
	1/21/14	48	$4,500
	2/18/14	32	$3,000
	4/22/14	47	$4,500
	4/23/14	15	$1,500
	7/1/14	306	$30,000
	7/22/14	47	$4,500
	10/21/14	32	$3,000
	12/16/14	46	$4,500

The amounts under the column headed “Fees Earned or Paid in Cash” include the cash value of meeting and/or retainer fees that the following directors elected to receive in the form of stock options, as detailed below. The table below also sets forth the grant date fair value as calculated in accordance with FASB ASC Topic 718 of each option grant made to a director in fiscal year 2014 in lieu of meeting and/or retainer fees.

Name	Grant Date	Option Award (#)	Fees Paid in Stock Options ($)	Grant Date Fair Value ($)
Frank V. Cahouet	1/2/14	458	$13,750	$10,203
	7/1/14	306	$10,000	$7,416
Simon M. Lorne	1/2/14	1,333	$40,000	$29,699
	1/21/14	143	$4,500	$3,292
	2/18/14	95	$3,000	$2,228
	4/22/14	140	$4,500	$3,342
	4/23/14	48	$1,500	$1,119
	7/1/14	1,225	$40,000	$29,690
	7/22/14	142	$4,500	$3,347
	10/21/14	95	$3,000	$18,050
	12/16/14	139	$4,500	$3,348
Paul D. Miller	1/2/14	333	$10,000	$7,418
	7/1/14	306	$10,000	$7,416
Michael T. Smith	1/2/14	833	$25,000	$18,559
	1/21/14	143	$4,500	$3,292
	2/18/14	95	$3,000	$2,228
	4/22/14	140	$4,500	$3,342
	4/23/14	48	$1,500	$1,119
	7/1/14	612	$20,000	$14,833
	7/22/14	142	$4,500	$3,347
	10/21/14	95	$3,000	$18,050
	12/16/14	139	$4,500	$3,348

(2)	Represents the fair value of the directors’ annual stock option grants in fiscal year 2014, as calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation, please see Note 8 (Stockholders’ Equity) to the financial statements in our Annual Report on Form 10-K under the heading “Stock Incentive Plans”. Each director was granted an option to purchase 4,000 shares of stock on April 23, 2014, other than Ms. Sherburne, who was granted an option to purchase 2,000 shares of stock on August 1, 2014. See footnote (1) for stock options granted to directors in lieu of meeting and/or retainer fees.

(3)	Represents a supplemental bonus paid to certain directors related to an administrative error made by the Company in connection with stock option exercises in 2014.

The following table sets forth the aggregate number of option awards (vested and unvested) and aggregate number of phantom stock awards held by our directors as of December 28, 2014.

Name	Option Awards	Phantom Stock Awards
Roxanne S. Austin	24,000	—
Frank V. Cahouet	15,047	12,101
Charles Crocker	41,450	451
Kenneth C. Dahlberg	50,041	—
Simon M. Lorne	80,568	1,049
Paul D. Miller	48,010	3,606
Jane C. Sherburne	2,000	—
Michael T. Smith	47,963	781
Wesley W. von Schack	28,000	—

Potential Payments Upon Termination or a Change in Control

Change in Control Severance Agreements

Each of the named executives, as well as eight other executives, is a party to a Change in Control Severance Agreement with the Company. The Agreements have a three-year, automatically renewing term. The executive is entitled to severance benefits if (1) there is a change in control of the Company and (2) within three months before or 24 months after the change in control, either we terminate the executive’s employment for reasons other than cause or the executive terminates the employment for good reason. “Severance benefits” for the named executives currently consist of:

•

A cash payment equal to three times (in the case of Dr. Mehrabian) or two times (in the case of the other named executives) the sum of (i) the executive’s highest annual base salary within the year preceding the change in control and (ii) the Annual Incentive Plan bonus target for the year in which the change in control occurs or the average actual bonus payout for the three years immediately preceding the change in control, whichever is higher.

•

A cash payment for the current Annual Incentive Plan bonus cycle based on the fraction of the year worked times the Annual Incentive Plan target objectives at 100% (with payment of the prior year bonus if not yet paid).

•	Payment in cash for unpaid PSP awards, assuming applicable goals are met at 120% of performance targets.

•

Continued equivalent health and welfare (e.g., medical, dental, vision, life insurance and disability) benefits at our expense for a period of up to 36 months (24 months in some agreements) after termination (with the executive bearing any portion of the cost the executive bore prior to the change in control); provided, however, such benefits would be discontinued to the extent the executive receives similar benefits from a subsequent employer.

•	Removal of restrictions on performance-based restricted stock issued under our restricted stock award programs.

•

Full vesting under the Company’s pension plans (within legal parameters) such that the executive shall be entitled to receive the full accrued benefit under all such plans in effect as of the date of the change in control, without any actuarial reduction for early payment.

•	Up to $25,000 ($15,000 in some agreements) reimbursement for actual professional outplacement services.

•	Immediate vesting of all stock options, with options being exercisable for the full remainder of the term.

•

In the event amounts under the agreements constitute an “excess parachute” payment as defined in Section 280G of the Internal Revenue Code, the executive will receive the better of, on an after-tax basis, (a) the unreduced excess parachute payment with no tax gross up payment, or (b) an parachute payment reduced to a level below which an excise tax is imposed.

For the purposes of the Change in Control Severance Agreement, a “change in control” will generally be deemed to occur if (1) the Company acquires actual knowledge that any person or group of persons acting together has acquired the beneficial ownership of securities of the Company entitling such person to 20% or more of the voting power of the Company, (2) a tender offer to acquire 20% or more of the voting power of the Company is completed, (3) a successful third party proxy solicitation is made relating to the election or removal of 50% or more of the members of the Board or any class of the Board, or (4) a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company occurs as a result of which the stockholders of the Company immediately prior to such transaction do not hold, immediately following such transaction, a majority of the voting power of the surviving, acquiring or resulting corporation.

The paragraphs below explain the impact on our executive compensation programs for named executives of various change in control and termination scenarios other than a termination that would trigger the benefits under the Change in Control Severance Agreements.

Annual Incentive Plan

The following is a summary of the terms of awards under our Annual Incentive Plan related to the treatment of awards upon termination of employment:

If a participant’s employment is terminated before the end of a plan year for reason of death, disability, or normal or early retirement, the award will be calculated at the end of the plan year, based on their actual salary earned during the plan year, provided they were with the Company for at least six months during the plan year.

If a participant’s employment is terminated during the plan year for any other reason, no award will be paid for the plan year.

Stock Options

The following table summarizes the terms of awards under our incentive plans related to the treatment of stock options upon termination of employment or upon a change in control:

Change in Control or Termination Event	Treatment of Unvested Awards	Time to Exercise Vested Awards
Change in Control	Awards Fully Vest*	Remainder of Term
Death	Awards Fully Vest	12 Months
Disability	Continued Vesting	Remainder of Term
Retirement (options granted prior to 2006)	Continued Vesting	Remainder of Term
Retirement (options granted after January 1, 2006)	Forfeiture	Remainder of Term
Other	Forfeiture	30 Days

*	Unless options are assumed or replaced by the successor company.

Performance Share Program

In the event of a change in control not followed by termination, or a participant terminates employment because of retirement, his or her performance share plan participation will be pro-rated based on the number of full months of employment during the cycle, divided by 36. Awards for retired participants are paid at the same time as awards are paid to active participants. On a change in control not followed by termination, awards are paid thirty days following the change in control event. If a participant terminates employment for any other reason, the current cycle’s incentive and any prior cycle’s incentive will be forfeited unless deemed otherwise by the Personnel and Compensation Committee.

Restricted Stock Award Program

During the restricted period, performance-based restricted stock will be forfeited upon a participant’s termination of employment. However, if the participant dies, becomes disabled or retires prior to the expiration of the applicable performance cycle, the amount of the participant’s restricted stock that is not subject to forfeiture at the end of the performance cycle will be pro-rated for the portion of the performance cycle completed by the participant prior to his death, disability or retirement and that amount will become vested at the end of the performance cycle. In the event of a change in control, all restrictions applicable to the restricted stock award will terminate fully.

Potential Termination Payments

The following table sets forth the potential payments upon a change in control and termination following a change of control, retirement, resignation or termination of the named executives as of December 28, 2014, the last business day of our 2014 fiscal year, assuming the change in control or termination event had taken place on December 28, 2014. The amounts shown include amounts earned through December 28, 2014, other than pension benefits, and are estimates of the amounts which would be paid out to the executives upon their termination following a termination event. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, and such amounts may be subject to re-negotiation at the time of actual termination. Estimated monthly pension benefits for named executives upon retirement or termination following a change in control are described at the end of this section. Any amounts paid following termination or a change in control may be delayed for up to six months to comply with provisions of Section 409A of the Internal Revenue Code.

Robert Mehrabian

Type of Benefit	Change in Control (followed by termination)		Change in Control (no termination)		Retirement or Voluntary Termination(1)
Cash Severance	$7,236,300		—		—
Prorata Bonus Payment	$1,116,000		—		$1,550,000
Value of Unvested Stock Options	$1,967,383	(2)	—	(3)	—
Value of Unvested Restricted Stock	$3,031,783	(4)	$3,031,783	(4)	$1,161,871	(5)
Value of Unpaid Performance Share Program Amounts	$1,787,092	(6)	$1,787,092	(6)	$1,779,331	(7)
Welfare Benefit Values	$29,935		—		—
Outplacement	$25,000		—		—
Reduction to Avoid Excise Tax	$507,442		—		—
Payments	$14,686,052		$4,818,875		$4,491,202

Susan L. Main

Type of Benefit	Change in Control (followed by termination)		Change in Control (no termination)		Retirement or Voluntary Termination(1)
Cash Severance	$1,487,500		—		—
Prorata Bonus Payment	$318,750		—		$454,900
Value of Unvested Stock Options	$453,517	(2)	—	(3)	—
Value of Unvested Restricted Stock	$549,569	(4)	$549,569	(4)	$185,212	(5)
Value of Unpaid Performance Share Program Amounts	$569,112	(6)	$569,112	(6)	$566,641	(7)
Welfare Benefit Values	$20,413		—		—
Outplacement	$15,000		—		—
Reduction to Avoid Excise Tax	—		—		—
Payments	$3,413,860		$1,118,681		$1,206,753

Aldo Pichelli

Type of Benefit	Change in Control (followed by termination)		Change in Control (no termination)		Retirement or Voluntary Termination(1)
Cash Severance	$1,573,977		—		—
Prorata Bonus Payment	$348,506		—		$384,900
Value of Unvested Stock Options	$800,250	(2)	—	(3)	—
Value of Unvested Restricted Stock	$922,748	(4)	$922,748	(4)	$367,812	(5)
Value of Unpaid Performance Share Program Amounts	$666,217	(6)	$666,217	(6)	$663,324	(7)
Welfare Benefit Values	$20,671		—		—
Outplacement	$15,000		—		—
Reduction to Avoid Excise Tax	—		—		—
Payments	$4,347,369		$1,588,965		$1,416,036

Rex D. Geveden

Type of Benefit	Change in Control (followed by termination)		Change in Control (no termination)		Retirement or Voluntary Termination(1)
Cash Severance	$1,485,840		—		—
Prorata Bonus Payment	$261,000		—		—
Value of Unvested Stock Options	$659,410	(2)	—	(3)	—
Value of Unvested Restricted Stock	$602,193	(4)	$602,193	(4)	—
Value of Unpaid Performance Share Program Amounts	$634,961	(6)	$634,961	(6)	—
Welfare Benefit Values	$19,032		—		—
Outplacement	$15,000		—		—
Reduction to Avoid Excise Tax	—		—		—
Payments	$3,677,436		$1,237,154		—

Melanie S. Cibik

Type of Benefit	Change in Control (followed by termination)		Change in Control (no termination)		Retirement or Voluntary Termination(1)
Cash Severance	$1,310,955		—		—
Prorata Bonus Payment	$231,427		—		$307,200
Value of Unvested Stock Options	$453,503	(2)	—	(3)	—
Value of Unvested Restricted Stock	$463,153	(4)	$463,153	(4)	$157,032	(5)
Value of Unpaid Performance Share Program Amounts	$532,416	(6)	$532,416	(6)	$354,127	(7)
Welfare Benefit Values	$30,503		—		—
Outplacement	$25,000		—		—
Reduction to Avoid Excise Tax	—		—		—
Payments	$3,046,957		$995,569		$818,359

(1)	The payouts under retirement and voluntary termination scenarios are the same for Dr. Mehrabian, Ms. Main, Mr. Pichelli and Miss Cibik because they are retirement eligible on December 28, 2014. Mr. Geveden is not eligible for early retirement until he turns 55.

(2)	Represents the number of all unvested stock options as of December 28, 2014, multiplied by $104.62, the closing price of our common stock on December 26, 2014, less the aggregate exercise price of the unvested stock options.

(3)	Assumes that unvested stock options are assumed or replaced by acquirer or otherwise remain outstanding.

(4)	Represents the number of shares of restricted stock granted in 2012, 2013 and 2014 multiplied by $104.62, the closing price of our common stock on December 26, 2014.

(5)	Represents the present value of unvested restricted stock granted in 2013 and 2014 pro-rated for the portion of the performance period completed by the named executive prior to retirement or termination. Assumes goals are met at 100% of performance targets. Actual payment of the stock award is not made until after the completion of the performance period. Shares are valued at $104.62, the closing price of our common stock on December 26, 2014.

(6)	Represents the cash payable under the 2012-2014 PSP award, assuming goals are met at actual performance (i.e., 134.6% of performance targets).

(7)	Represents the present value of cash payable under the 2012-2014 PSP award, assuming goals are met at actual performance (i.e., 134.6% of performance targets). Actual payment of the PSP amounts is made at the same time payment is made to active participants.

The following table sets forth each named executive’s monthly pension benefit under the Teledyne Pension Plan and the Teledyne Benefit Restoration/Pension Equalization Plan assuming a change of control had taken place at the end of 2014 and assuming each named executive had elected payment in the form of a single life annuity. The table shows the monthly payment the named executive would receive without a change in control and the additional amounts, if any, that result from a change in control. Since they were hired after January 1, 2004, Mr. Geveden and Ms. Main do not participate in Teledyne’s pension plan.

	Teledyne Pension Plan Benefit as of 12/31/14	Additional Amounts Resulting from Change in Control	Benefit Restoration/ Pension Equalization Plan Benefit as of 12/31/14	Additional Amounts Resulting from Change in Control	Total Monthly Payment following a Change in Control as of 12/31/14
Robert Mehrabian(1)	$4,987	—	$45,924	$—	$50,911
Aldo Pichelli	$8,261	$551	$16,475	$1,099	$26,386
Melanie Cibik	$3,483	$1,476	$4,134	$1,751	$10,844

(1)	In addition, the annual pension benefit payable to Dr. Mehrabian under the supplemental pension arrangement contained in his employment agreement following termination from employment at December 31, 2014 (for reason other than for cause) would be $38,904 for 10 years, payable monthly.

CERTAIN TRANSACTIONS

Indemnification Agreements

The Company has entered into individual Indemnification Agreements with our directors and certain officers and executives of Teledyne, including all the named executives. The Indemnification Agreements provide the directors and executives who are parties to the agreements with a stand-alone contractual right to indemnification and expense advancement to the greatest extent allowable under Delaware law. The agreements continue until the later of (i) 10 years after the indemnitee ceases to serve as a director or officer, and (ii) one year following the final termination of any proceeding subject to the agreement.

Certain Relationships

The Bank of New York Mellon Corporation.    Dr. von Schack is a director of The Bank of New York Mellon Corporation. Dr. Mehrabian was also a director of The Bank of New York Mellon Corporation until his retirement on April 12, 2011. From May 2010 to July 2014, Ms. Sherburne served as Senior Executive Vice President, General Counsel and Corporate Secretary of The Bank of New York Mellon Corporation. The Bank of New York Mellon Corporation is the successor to Mellon Financial Corporation following its merger with The Bank of New York in 2007. Mr. Cahouet had served as Chairman, President and Chief Executive Officer of Mellon Financial Corporation and Mellon Bank, N.A., having retired on December 31, 1998. Mr. Cahouet ceased being a director of Mellon Financial Corporation on April 18, 2000. We maintain various arms-length banking relationships with The Bank of New York Mellon Corporation. On March 1, 2013, we entered into a $750.0 million credit facility under which The Bank of New York Mellon Corporation is one of 13 lenders, having committed to lend up to $60.0 million. The Bank of New York Mellon Corporation also provides cash management services, serves as trustee for the Teledyne Technologies Incorporated Pension Plan and, through its subsidiaries and affiliates, provides asset management and transition management services for the Pension Plan. Notwithstanding these relationships, our Board of Directors has determined that Ms. Sherburne, Mr. Cahouet and Dr. von Schack are “independent,” within the meaning of the rules of the New York Stock Exchange, and are able to serve on the Audit Committee and the Nominating and Governance Committee of Teledyne’s Board of Directors, in the case of Mr. Cahouet, on the Personnel and Compensation Committee and the Nominating and Governance Committee of Teledyne’s Board of Directors, in the case of Dr. von Schack, and on the Personnel and Compensation Committee and Audit Committee, in the case of Ms. Sherburne.

The foregoing relationships should not be deemed to include transactions requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

Policies and Procedures for Reviewing Related Party Transactions

Our Board has adopted a Related Party Transaction Policy that applies to executive officers, directors, family members of executive officers and directors, stockholders owning in excess of five percent of the Company’s stock, and affiliates of the foregoing. Under this policy, any related party transaction requires the approval or ratification of the Nominating and Governance Committee. Related party transactions in which the aggregate amount involved is expected to be less than $3 million in any fiscal year can also be approved by Chair of the Nominating and Governance Committee and transactions in which the aggregate amount involved is expected to be less than $1 million in any fiscal year can be approved by the Senior Vice President, General Counsel and Secretary of the Company. The Policy defines a related party transaction as a transaction between the Company and any related party in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or a subsidiary of the Company is a party or participant and (3) a related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

In determining whether to approve or ratify a related party transaction, the Nominating and Governance Committee may take into account, among other factors it deems appropriate, whether the related party transaction involves products or services of a nature, quantity or quality that are not readily available from alternative sources, whether the related party transaction is on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally, and the extent of the related party’s interest in the transaction. The Nominating and Governance Committee has determined that certain types of transactions, to the extent they constitute related party transactions, shall be deemed to be pre-approved or ratified. These transactions include executive and director compensation, a transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of that company’s stock, and any transaction with another company at which a related party is an executive officer or a beneficial owner of 10 percent or more of that company’s stock if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s total annual revenues, and any charitable contribution, grant or endowment by the company to a charitable organization, foundation or university at which a related party’s only relationship is an employee or a director if the aggregate amount involved does not exceed the lesser of $100,000 or 2 percent of the charitable organization’s total annual receipts.

The full text of the Related Party Transaction Policy can be viewed on our website, www.teledyne.com under “Corporate Information — Governance”.

OTHER INFORMATION

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K, without exhibits, can be obtained without charge from the Senior Vice President, General Counsel and Secretary, at Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360, or telephone (805) 373-4545. You also may view a copy of the Form 10-K electronically by accessing our website www.teledyne.com. Additionally, in accordance with rules issued by the SEC, you may access our 2014 Annual Report at www.envisionreports.com/tdy.

2016 Annual Meeting and Stockholder Proposals

Under Rule 14a-8 of the SEC, proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received no later than November 12, 2015, for inclusion in the Proxy Statement and proxy card for that meeting. In addition, our Restated Certificate of Incorporation provides that in order for nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice must be delivered to the Secretary not less than 75 days and not more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting which, in the case of the 2016 Annual Meeting of Stockholders, would be no earlier than January 23, 2016 and no later than February 7, 2016. If, however, the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such Annual Meeting and not later than the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Restated Certificate of Incorporation also requires that such notice contain certain additional information. Copies of the Restated Certificate of Incorporation can be obtained without charge from the Senior Vice President, General Counsel and Secretary.

Proxy Solicitation

Our directors, officers or other employees may solicit proxies on behalf of the Board by mail, the Internet, in person, by electronic delivery, telephone, facsimile or other medium

We pay the cost of preparing, assembling and mailing this proxy-soliciting material and soliciting proxies. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

We have engaged Georgeson, Inc., to help solicit proxies at a cost of $6,500 plus expenses. Our employees may solicit proxies for no additional compensation.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and annual report, please notify your broker or direct your written to Melanie S. Cibik, Senior Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360, or call (805) 373-4545. Any stockholder who currently receives multiple copies of the Proxy Statement at his, her or its address and would like to request “householding” of any communications should contact his, her or its broker.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future Proxy Statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save us the cost of producing and mailing these documents. You will be responsible for any costs normally associated with electronic access, such as usage and telephonic charges.

Registered stockholders who have access to the Internet and agree to receive future annual reports and other proxy materials by accessing our web site (www.teledyne.com) should provide their valid email addresses to our transfer agent, Computershare, at the agent’s website www.computershare.com/investor. If you hold your common stock in nominee name (such as through a broker), check the information provided by your nominee for instructions on how to elect to view future Proxy Statements and annual reports over the Internet. Stockholders who choose to view future Proxy Statements and annual reports over the Internet will receive instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings. Additionally, in accordance with rules issued by the SEC, you may access our 2014 Annual Report and this Proxy Statement at www.envisionreports.com/tdy.

If you enroll to view our future annual report and Proxy Statement electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, registered stockholders should access www.computershare.com/investor and follow the instructions to cancel your enrollment. If you hold your stock in nominee name, check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or Proxy Statement, please write to Melanie S. Cibik, Senior Vice President, General Counsel and Secretary, Teledyne Technologies Incorporated, 1049 Camino Dos Rios, Thousand Oaks, California 91360.

By Order of the Board of Directors,

Melanie S. Cibik

Senior Vice President, General Counsel

and Secretary

March 5, 2015

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 – 3. +

Election of Directors: For Withhold 01 - Simon M. Lorne

For Withhold 02 - Paul D. Miller

For Withhold 03 - Wesley W. von Schack

For Against Abstain 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

For Against Abstain 3. APPROVAL OF NON-BINDING ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION.

NOTE: SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U PX + 01ZZSA

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Teledyne Technologies Incorporated

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 22, 2015

The undersigned hereby appoints Susan L. Main, Melanie S. Cibik, S. Paul Sassalos and each of them, proxies and attorneys-in-fact, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Teledyne Technologies Incorporated to be held on April 22, 2015, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned, and upon all such other matters that may properly be brought before the meeting, as to which the undersigned hereby confers discretionary authority to vote upon said proxies. Without otherwise limiting the general authorization given hereby, said proxies and attorneys-in-fact are instructed to vote as follows:

(Continued and to be marked, dated and signed, on the other side)

List Paragraph;IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Electronic Voting Instructions Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on April 17, 2015.

Vote by Internet

• Go to www.envisionreports.com/tdy-401k

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR ALL” DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 – 3.

1. Election of Directors: For Withhold 01 - Simon M. Lorne +

For Withhold 02 - Paul D. Miller

For Withhold 03 - Wesley W. von Schack

For Against Abstain 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

For Against Abstain 3. APPROVAL OF NON-BINDING ADVISORY RESOLUTION ON THE COMPANY’S EXECUTIVE COMPENSATION.

NOTE: SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U PX + 01ZZUA

TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN

As a Plan participant, you have the right to direct the Plan Trustee how to vote the shares of Teledyne Technologies Incorporated Common Stock that are allocated to your Plan account and shown on the attached voting instruction card. The Trustee will hold your instructions in complete confidence except as may be necessary to meet legal requirements.

You may vote by telephone, by Internet or by completing, signing and returning the voting instruction card (below). A postage-paid return envelope is enclosed.

The Trustee must receive your voting instructions by April 17, 2015. If the Trustee does not receive your instructions by April 17, 2015, your shares will not be voted.

You will receive a separate set of proxy solicitation materials for any shares of Common Stock you own other than your Plan shares. Your non-plan shares must be voted separately from your Plan Shares.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: www.envisionreports.com/tdy-401K

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Teledyne Technologies Incorporated

VOTING INSTRUCTION CARD FOR 2015 ANNUAL MEETING

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TELEDYNE TECHNOLOGIES INCORPORATED

TELEDYNE TECHNOLOGIES INCORPORATED 401(k) PLAN

The undersigned hereby directs the Trustee of the above Plan to vote the full number of shares of Common Stock allocated to the account of the undersigned under the Plan at the Annual Meeting of Stockholders of Teledyne Technologies Incorporated on April 22, 2015, and at any adjournments thereof, upon the matters set forth on the reverse of this card and, in its discretion, upon such other matters as may properly come before the meeting.

PLAN PARTICIPANTS MAY VOTE BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. ALTERNATIVELY, PARTICIPANTS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IF YOU WISH TO USE THIS CARD TO VOTE YOUR SHARES, PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE

(Continued and to be marked, dated and signed, on the other side)